--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                        METRO INFORMATION SERVICES, INC.

             (Exact name of registrant as specified in its charter)

          VIRGINIA                         7370                        54-1112301
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
      incorporation or          Classification Code Number)        Identification No.)
        organization)

                              POST OFFICE BOX 8888
                         VIRGINIA BEACH, VIRGINIA 23450
                                 (757) 486-1900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          JOHN H. FAIN, PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                        METRO INFORMATION SERVICES, INC.
                             607 LYNNHAVEN PARKWAY
                         VIRGINIA BEACH, VIRGINIA 23452
                                 (757) 486-1900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:

      STEPHEN W. BURKE, ESQ.                 ERIC A. STERN, ESQ.
     ROBERT J. EVELEIGH, ESQ.                 LATHAM & WATKINS
        CLARK & STANT, P.C.                      Suite 1300
      900 One Columbus Center          1001 Pennsylvania Avenue, N.W.
     Virginia Beach, VA 23462              Washington, D.C. 20004
          (757) 499-8800                       (202) 637-2200

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

      AS SOON AS PRACTICABLE AFTER THE COMPLETION OF THIS OFFERING OF THIS
                            REGISTRATION STATEMENT.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF             AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
     SECURITIES TO BE REGISTERED          REGISTERED(1)       PER SHARE (2)          PRICE(2)        REGISTRATION FEE
Common Stock $0.01 par value             3,565,000 shares         $14.00           $49,910,000          $15,124.24

(1) Includes 465,000 shares of Common Stock issuable on exercise of an over-allotment option granted to the underwriters.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Section 6(b) of the Securities Act of 1993.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED       , 1997

P R O S P E C T U S

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                        SHARES

                                     [LOGO]

                   AN INFORMATION TECHNOLOGY SERVICES COMPANY

                                  COMMON STOCK
                                ----------------

    Of the       shares of Common Stock offered hereby,       shares are being
offered by Metro Information Services, Inc. ("Metro" or the "Company") and
      shares are being offered by a shareholder of the Company (the "Selling Shareholder"). See "Principal and Selling Shareholders" and "Description of Capital Stock." The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholder. See "Use of Proceeds."

    Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price for the
Common Stock will be between $      and $      per share. See "Underwriting" for
information relating to the determination of the initial public offering price.

    The Company has applied for inclusion of the Common Stock on the Nasdaq National Market under the symbol "MISI."

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION DISCUSSED
UNDER THE CAPTION "RISK FACTORS" AT PAGE       .

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  PRICE                                       PROCEEDS              PROCEEDS TO
                                   TO                UNDERWRITING                TO                   SELLING
                                 PUBLIC               DISCOUNT(1)            COMPANY(2)             SHAREHOLDER
Per Share...............            $                      $                      $                      $
Total(3)................            $                      $                      $                      $

(1) The Company and the Selling Shareholder and certain other shareholders of the Company (together, the "Selling Shareholders") have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, estimated at $         , all of which are payable
    by the Company.

(3) Certain shareholders of the Company have granted the Underwriters a 30-day
    option to purchase up to       additional shares of Common Stock on the same
    terms and conditions as set forth above to cover over-allotments, if any. If all such shares are purchased by the Underwriters, these shareholders will receive all of the proceeds from the sale of such shares and the Company will not receive any of such proceeds. If the Underwriters exercise the
    over-allotment option in full, the total Price to Public will be $         ,
    the total Underwriting Discount will be $         and the total Proceeds to
    the Selling Shareholders will be $         . See "Underwriting."
                           --------------------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates representing shares of Common Stock will be made on
or about       , 1997 through the Depository Trust Company or at the offices of
Robert W. Baird & Co. Incorporated, Milwaukee, Wisconsin.

ROBERT W. BAIRD & CO.

              INCORPORATED

                   J.C. BRADFORD & CO.

                                      THE ROBINSON-HUMPHREY
                                                    COMPANY, INC.

               THE DATE OF THIS PROSPECTUS IS             , 1997.

                          Artwork--Inside Front Cover

--Title "Metro Information Services, Inc. Information Technology Services"

[A chart of the five major information technology services areas provided to clients of the Company. The word "client" is in a circle surrounded by five hexagonal figures, each of which contains the name of one of the five service areas: application systems development and maintenance, IT architecture and engineering, systems consulting, project outsourcing and general support services.]

                MISSION STATEMENT                                       OUR VISION
  WE WILL BE THE "BEST/VALUE" INFORMATION           WE BELIEVE IN:
  TECHNOLOGY SERVICES COMPANY BY:
- PROVIDING EXCELLENT INFORMATION SYSTEMS           - CONTINUED GROWTH, FROM A COMPANY
  PROFESSIONALS THAT ARE MOTIVATED TO PERFORM       PERSPECTIVE AS WELL AS PERSONAL GROWTH FOR EACH
CLIENT
  PROJECTS AS SPECIFIED AND ON SCHEDULE;            METRO STAFF MEMEBER;
- PROVIDING LEADERSHIP/MANAGEMENT SUPPORT TO        - CLIENT SATISFACTION, AS A RESULT OF METRO'S
  ENSURE OUR CONSULTING STAFF EXCEED OUR CLIENTS'   RESPONSIVENESS AND OUTSTANDING PERFORMANCE; AND
  EXPECTATIONS; AND
- ESTABLISHING A "BUSINESS PARTNER" RELATIONSHIP    - BEING A "LEADER" AS A COMPANY IN THE
  WITH OUR CLIENTS IN WHICH WE ARE THE "PREFERRED   INDIVIDUALS IN OUR DAILY ACTIVITIES.
CHOICE"
  TO SUPPORT THEIR INFORMATION TECHNOLOGY
SOLUTIONS.

                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) CONTAINED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN
THIS PROSPECTUS REFLECTS A       FOR ONE STOCK SPLIT OF THE COMMON STOCK TO BE
EFFECTED BEFORE COMPLETION OF THE OFFERING BY MEANS OF A STOCK DIVIDEND AND ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                  THE COMPANY

    Metro Information Services, Inc. ("Metro" or the "Company") provides a wide range of information technology ("IT") consulting and custom software development services through 23 offices in the United States and Puerto Rico. The Company's approximately 1,300 consultants, 70% of whom are salaried, work with clients' internal IT departments on all aspects of computer systems and applications development. The Company believes its experienced consultants and proprietary systems allow it to deliver high-quality, on-schedule services to its clients in a cost-effective and efficient manner. Services performed by Metro include application systems development and maintenance, IT architecture and engineering, systems consulting, project outsourcing and general support services. The Company supports all major computer technology platforms (mainframe, mid-range, client/server and network environments) and supports client projects using a broad range of software applications. For example, the Company implements SAP's client/ server software, custom develops Oracle, Informix, DB2, VisualBasic and C++ applications, implements and supports Windows NT, Novell and UNIX based network environments and supports numerous other application environments.

    The Company's goal is to become a leading national provider of IT services. Metro's clients operate in a wide variety of industries including communications, distribution, financial services, health care, information technology, manufacturing and utilities. The Company's clients include GTE Corporation, Microsoft Corporation, NationsBank Corporation, Newport News Shipbuilding Inc. (a division of Tenneco, Inc.), Norfolk Southern Corporation, Northern Telecom, Inc. ("NORTEL"), Virginia Power Company and Union Camp Corporation. During the 12 months ended September 30, 1996, the Company performed IT services for 328 clients (excluding clients that generated less than $25,000 in revenue during such period). The Company emphasizes long-term relationships with its clients rather than one-time projects or assignments. In 1995, each of the Company's 10 largest clients by revenue had been a client for five or more years and each of the Company's three largest clients had been a client for 10 or more years.

    Rapid technological advances have accelerated the growth of the IT industry. These advances in recent years include more powerful and less expensive computer technology, the transition from mainframe computer systems to open and distributed computing environments and the advent of capabilities such as relational databases, imaging and software development productivity tools. While these advances have enhanced the benefits of computer systems, the development and implementation of such systems have become more complex. Accordingly, organizations are increasingly turning to IT services firms to develop, support and strengthen their internal IT departments and systems. In July 1996, Dataquest, an industry research organization, estimated that in 1995 the size of the IT professional services market in the United States was $48.6 billion. Dataquest estimates that this market will grow at a compound annual rate of 14.8%, reaching $96.7 billion by 2000.

    The Company has competed successfully in the rapidly changing IT environment and has capitalized on the growing demand for IT services. The Company's revenue grew at a compound annual rate of 29.2% over the last 10 years and 24.6% over the last five years and grew 33.6% for the nine months ended September 30, 1996, compared to the same period in 1995. These growth rates have been achieved solely through internal growth and without the benefit of acquisitions. The Company has grown from 15 offices in 1993 to 23 offices in 1996, seven of which have opened since April 1, 1995, and anticipates that it will open three to five additional offices annually for the next several years. The Company's growth strategy consists of three primary components: (i) developing and expanding its client base, (ii) opening new offices and (iii) selectively acquiring other IT businesses.

    Metro's management personnel have substantial experience in the IT services industry. Metro's five executive officers have an average of 24 years of experience in the IT industry and have worked together at Metro for the past nine years. The Company was co-founded by John H. Fain in 1979 in Virginia Beach, Virginia. Following this offering, Mr. Fain, the Company's President and
Chief Executive Officer, will beneficially own       % of its outstanding Common
Stock.

                                  THE OFFERING

Common Stock offered by the Company..........  shares

Common Stock offered by the
  Selling Shareholder........................  shares(1)

Common Stock to be outstanding after the
  Offering...................................  shares(2)

Use of Proceeds..............................  Repay bank borrowings, open additional offices, make additional capital expenditures
                                               for upgraded technology and for working
                                               capital and general corporate purposes,
                                               including possible acquisitions. See "Use of
                                               Proceeds."

Proposed Nasdaq National Market symbol.......  MISI

------------------------

(1) See "Principal and Selling Shareholders" and "Description of Capital Stock."

(2) Excludes       shares of the Common Stock issuable on exercise of stock
    options, which will be granted immediately on the completion of this offering at an exercise price equal to the initial public offering price per share and are reserved for issuance under the Company's 1997 Incentive Stock Option Plan and shares of the Common Stock issuable on exercise of stock options, which will be granted to outside directors and are reserved for issuance under the Company's Outside Directors Stock Plan. See "Management--Director Compensation," "Management--Stock Option Plan and Employee Stock Purchase Plan" and "Description of Capital Stock."

                           --------------------------

    THE FOLLOWING TRANSACTIONS (THE "PRE-OFFERING TRANSACTIONS") ARE ANTICIPATED TO OCCUR BEFORE THE COMPLETION OF THIS OFFERING AND ARE REFLECTED IN THE PRO FORMA AMOUNTS APPEARING IN THIS PROSPECTUS: (I) THE DISTRIBUTIONS (THE "DISTRIBUTIONS") TO THE COMPANY'S EXISTING SHAREHOLDERS OF THE AGGREGATE UNDISTRIBUTED AMOUNT OF INCOME THAT WAS ALLOCATED TO THEM DURING THE PERIOD THE COMPANY WAS AN S CORPORATION FOR FEDERAL AND CERTAIN STATE INCOME TAX PURPOSES,
(II) THE RELEASE OF ALL REDEEMABLE COMMON STOCK FROM ANY AGREEMENT REQUIRING ITS REDEMPTION AND THE CONVERSION OF SUCH STOCK INTO COMMON STOCK, (III) THE REPAYMENT OF THE SELLING SHAREHOLDER'S NOTE RECEIVABLE TO THE COMPANY (THE "NOTE RECEIVABLE") AND (IV) THE ELECTION TO TERMINATE THE COMPANY'S S CORPORATION ELECTION CAUSING THE COMPANY TO BECOME A C CORPORATION FOR INCOME TAX PURPOSES, EFFECTIVE AS OF JANUARY 1, 1997, WHICH WILL RESULT IN THE RECOGNITION OF A NET DEFERRED TAX ASSET (THE "NET DEFERRED TAX ASSET"). THE COMPANY ESTIMATES THAT:
(I) THE DISTRIBUTIONS WOULD HAVE AGGREGATED APPROXIMATELY $9.2 MILLION IF THEY OCCURRED AS OF SEPTEMBER 30, 1996, (II) THERE WAS $351,422 OUTSTANDING ON THE NOTE RECEIVABLE AS OF SEPTEMBER 30, 1996 AND (III) THE NET DEFERRED TAX ASSET WOULD HAVE BEEN $410,000 IF THE COMPANY WERE CONVERTED TO A C CORPORATION AS OF SEPTEMBER 30, 1996. THE ACTUAL AMOUNTS OF THE DISTRIBUTIONS, NOTE RECEIVABLE AND NET DEFERRED TAX ASSET MAY DIFFER ON THE DATES THE PRE-OFFERING TRANSACTIONS ACTUALLY OCCUR. SEE "PRIOR S CORPORATION STATUS," "USE OF PROCEEDS," "DESCRIPTION OF CAPITAL STOCK" AND "CERTAIN TRANSACTIONS."

                             SUMMARY FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                             YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                            ----------------------------------------------------------  ----------------------
                                               1991        1992        1993        1994      1995(1)       1995        1996
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
STATEMENTS OF INCOME DATA:                  (UNAUDITED) (UNAUDITED)                                     (UNAUDITED)
  Revenue.................................     $33,954     $43,720     $53,344     $68,669     $85,904     $62,336     $83,282
  Cost of revenue.........................      24,168      30,394      37,646      48,221      61,074      44,292      58,287
                                                ------      ------      ------      ------      ------      ------      ------
  Gross profit............................       9,786      13,326      15,698      20,448      24,830      18,044      24,995
  Selling, general and administrative
    expenses..............................       7,782       9,794      11,461      14,595      19,507      13,511      18,209
                                                ------      ------      ------      ------      ------      ------      ------
  Operating income........................       2,004       3,532       4,237       5,853       5,323       4,533       6,786
  Net interest income (expense)...........           7          43           8        (215)       (323)       (233)       (209)
                                                ------      ------      ------      ------      ------      ------      ------
  Income before income taxes..............       2,011       3,575       4,245       5,638       5,000       4,300       6,577
  Pro forma provision for income
    taxes(2)..............................         804       1,430       1,698       2,255       2,000       1,720       2,631
                                                ------      ------      ------      ------      ------      ------      ------
  Pro forma net income(2).................     $ 1,207     $ 2,145     $ 2,547     $ 3,383     $ 3,000     $ 2,580     $ 3,946
                                                ------      ------      ------      ------      ------      ------      ------
                                                ------      ------      ------      ------      ------      ------      ------
  Pro forma net income per share(2).......           $           $           $           $           $           $           $
                                                ------      ------      ------      ------      ------      ------      ------
                                                ------      ------      ------      ------      ------      ------      ------
  Weighted average shares outstanding.....

SELECTED OPERATING DATA:(3)
  Offices.................................          13          14          15          16          20          19          22
  Consultants.............................         483         548         675         838       1,074       1,013       1,266
  Total employees.........................         557         636         779         963       1,239       1,175       1,471

                                                                                                        AS OF
                                                                                                  SEPTEMBER 30, 1996
                                                                                                ----------------------
                                                                                                            PRO FORMA
                                                                                                                AS
                                                                                                  ACTUAL    ADJUSTED(4)
                                                                                                ----------  ----------
                                                                                                            (UNAUDITED)
BALANCE SHEET DATA:
  Working capital.............................................................................      $6,356
  Total assets................................................................................      23,502
  Total debt..................................................................................       4,606
  Redeemable common stock.....................................................................       2,651
  Total shareholders' equity..................................................................       7,940

------------------------
(1) Includes $770,000 of non-cash compensation expense charged to selling, general and administrative expenses accrued in the fourth quarter of 1995 for stock issued for services performed by employees in 1995. Excluding the effect of such expense, operating income, income before income taxes and pro forma net income would have been approximately $6.1 million, $5.8 million and $3.5 million, respectively, and pro forma net income per share would
    have been approximately $         .

(2) For periods shown, the Company was an S corporation for federal and certain state income tax purposes. The pro forma provision for income taxes for each period shown reflects a provision for income taxes, as if the Company were a C corporation for income tax purposes during such periods, at an assumed effective tax rate of 40%. See "Prior S Corporation Status" and Note 5 of Notes to Financial Statements.

(3) All data shown is at the end of the period. Consultant data include only the Company's full-time consultants and total employees data include only the Company's full-time employees.

(4) Pro forma to reflect the Pre-Offering Transactions as if they occurred as of
    September 30, 1996. As adjusted to reflect the sale of       shares of
    Common Stock by the Company being offered hereby (assuming an initial public
    offering price of $      per share) and the application of the estimated net
    proceeds of $         therefrom. See "Prior S Corporation Status," "Use of
    Proceeds," "Selected Financial and Operating Data," "Certain Transactions," "Description of Capital Stock" and Notes 1, 2, 4 and 10 of Notes to Financial Statements.

                                  RISK FACTORS

    INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE INVESTING IN SHARES OF THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FUTURE EVENTS AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS REFLECTED IN THESE FORWARD-LOOKING STATEMENTS.

DEPENDENCE ON QUALIFIED PERSONNEL

    The Company's success depends on its ability to attract and retain consultants with the technical skills and experience required to meet its clients' specific needs. The Company must continually identify and recruit technical personnel in each of its markets to fill new positions and to replace consultants who have left the Company. The IT industry has high consultant turnover rates and the demand for consultants has, to date, substantially exceeded supply. This has resulted in intense competition for consultants and the Company expects such competition for consultants to increase in the future. There can be no assurance that the Company will attract and retain the personnel it requires to conduct its operations successfully or attract additional personnel for expanded operations. Failure to attract and retain such personnel or an increase in the Company's consultant turnover rate could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Business Strategy," "Business-- Employees" and "Business--Recruiting and Hiring."

RISK ASSOCIATED WITH OPENING NEW OFFICES

    The Company recently accelerated its office expansion program by opening four new offices in 1995 and three new offices in 1996 in geographic markets where the Company had no previous presence. In addition, the Company expects to open three to five offices annually for the next several years. Historically, for approximately six to 12 months after opening, new offices have generally produced monthly operating losses or marginal operating income and have placed significant demands on the Company's operational, administrative and financial resources. In addition, the Company's future performance and profitability will depend, in part, on its ability to successfully attract and retain qualified personnel to manage the growth and operations of the new offices. The opening of additional offices, individually or in the aggregate, may have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Growth Strategy."

RISK ASSOCIATED WITH GROWTH THROUGH ACQUISITIONS

    The Company intends to grow, in part, through the acquisition of other IT businesses. To date, the Company has no experience with, and has no existing agreements, understandings or commitments with respect to, any acquisitions. The Company's acquisition strategy depends on its ability to identify, finance and complete acquisitions. There is significant competition for acquisition opportunities which may increase the cost of acquisition candidates. Some competitors for these candidates have greater resources than the Company. The Company will face a variety of additional risks if it completes acquisitions, including difficulties integrating the acquired businesses into the Company's operations, the achievement of expected financial results from the acquired businesses, the diversion of management's attention, the inability to retain key personnel of the acquired businesses, losses due to liabilities and contingencies of the acquired businesses and the adverse impact on net income caused by amortization of acquired intangible assets. The Company's failure or inability to successfully implement and manage its acquisition strategy may have a material adverse effect on the Company's business, operating results and financial condition. In addition, the value of Company stock held by shareholders at the time of any acquisition may be diluted if the Company issues stock to complete any acquisition. See "--Risks Associated with New Services," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Growth Strategy" and "Description of Capital Stock."

RISK ASSOCIATED WITH NEW SERVICES

    The Company intends to grow, in part, through the development or acquisition of IT services beyond the scope of services presently provided by the Company. The Company's ability to successfully develop new services depends on a number of factors, including its ability to identify and effectively integrate new services into the Company's existing operating structure. The identification and offering of new services in which the Company has no or little experience or expertise could result in diversion of management's attention and place disproportionate demands on the Company's operational, administrative and financial resources. There can be no assurance that the performance of any new service offerings, whether acquired or developed by the Company, will meet management's expectations or provide the same profit margins as the Company's existing operations. See "Business--Growth Strategy" and "Business--Services."

COMPETITION

    The IT services industry is extremely competitive and highly fragmented. Although the market is consolidating, management believes no one company is dominant. The Company's competitors include general IT services firms, temporary staffing and personnel placement companies, general management consulting firms, major accounting firms, divisions of large hardware and software companies and niche providers of IT services. Some of the Company's competitors possess substantially greater resources, greater name recognition and a more established client base than the Company. In addition, the services offered by the Company have been and continue to be provided by clients' in-house personnel. There can be no assurance that the Company will be able to compete successfully against existing or new competitors as the industry continues to evolve. See "Business--Competition."

TREND TOWARD PRIME VENDORS

    To reduce the number of their IT service providers, certain businesses are beginning to use a limited number of vendors and, in some cases, a single vendor (collectively, "Prime Vendors"). These Prime Vendors fill client needs directly or through subcontractors. Metro anticipates that this trend toward Prime Vendors may become increasingly common in the marketplace and may result in pricing pressure and the loss of business opportunities. There can be no assurance that this trend will not lead to reduced gross profit margins and fewer opportunities to place consultants and will not have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Competition."

    The Company has taken steps, when practical, to become a Prime Vendor of IT services. In certain cases, the Company experiences pricing pressure from clients as a condition to becoming or remaining a Prime Vendor. In other cases, the Company experiences demands to provide consultants in multiple locations to become or remain a Prime Vendor. Although the Company believes it can effectively meet its clients' requirements, there can be no assurance that the Company will be able to compete effectively with other Prime Vendors or remain a Prime Vendor. See "Business--Competition."

ABSENCE OF LONG-TERM CONTRACTS; DEPENDENCE ON KEY CLIENTS

    Substantially all of the Company's contracts to perform services may be cancelled or modified by the Company's clients at will without penalty. Approximately 70% of the Company's consultants are salaried employees and, unless terminated, receive full compensation and benefits even if not engaged in billable work. As a result, cancellation or reduction of a contract may result in a loss of revenue without a corresponding reduction in cost of revenue. Although the Company has a broad client base, the loss of one or more large clients could have a material adverse effect on the Company's business, operating results and financial condition. In 1993, 1994, 1995 and the nine months ended September 30, 1996, the Company's 10 largest clients accounted for approximately 46.3%, 41.2%, 34.2% and 30.2%, respectively, of the Company's revenue and its largest client accounted for approximately 8.3%, 9.5%, 7.0% and 6.6%, respectively, of revenue. See "Business--Clients."

CONTRACT PERFORMANCE AND PROJECT OUTSOURCING RISKS

    Project outsourcing is distinguishable from the Company's core business in that project outsourcing requires the Company to assume a greater level of responsibility for developing or maintaining systems on behalf of its clients. Many of the Company's project outsourcing engagements are critical to the operations of its clients' businesses. The Company's failure or inability to complete such engagements to its clients' satisfaction could have a material adverse effect on its clients' operations and, consequently, may give rise to claims against the Company for actual or consequential damages or otherwise damage its reputation, any of which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Services."

RAPID TECHNOLOGICAL CHANGE

    Rapid technological advances, frequent product introductions and enhancements, and changes in client requirements characterize the market for IT services. The Company's future success depends, in part, on its ability to provide consultants possessing the skills to service past, current and next generation products and technologies. These factors will require the Company to provide adequately trained personnel to address the increasing and evolving needs of its clients. Any failure by the Company to anticipate or respond rapidly to technological advances, new products and enhancements or changes in client requirements could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Industry Overview," "Business--Services" and "Business--Consultant Training and Education."

EMPLOYMENT LIABILITY RISKS

    Metro employs and places its consultants and other employees at its clients' businesses. Risks associated with this activity include possible claims of discrimination and harassment, liabilities for errors and omissions by the Company's employees, misuse of client proprietary information or intellectual property, injury to Company and client employees, misappropriation of client funds, theft of client property, other criminal activity, torts and other similar claims. In certain circumstances, the Company may be held responsible for the actions of persons not under the Company's direct control. Although the Company has not had significant problems with respect to such employment liability, there can be no assurance that the Company will not experience such problems in the future. See "Business--Employees" and "Business--Office Operations."

RELIANCE ON TECHNOLOGY AND COMPUTER SYSTEMS

    The Company relies on its centrally-based computer and communications systems, the hub of which is located at its corporate headquarters in Virginia Beach, Virginia. Although the Company has a disaster recovery plan, temporary or permanent loss of these systems from fire, power loss, natural disaster, operating malfunction or any other cause could have a material adverse effect on the Company's business, operating results and financial condition. The Company's property and business interruption insurance may not be adequate to compensate the Company for all losses that may occur. See "Business--Corporate Support Group."

DEPENDENCE ON SENIOR MANAGEMENT

    The continued growth and success of the Company is largely dependent on the efforts, direction and guidance of its existing senior management and on its ability to attract and retain qualified managers. The Company expects to enter into employment agreements with its executive officers, each of which is expected to contain provisions limiting these employees' rights to compete with the Company and hire its employees. The loss of any of the Company's senior management or key personnel and, in particular, John H. Fain, President and Chief Executive Officer, or Andrew J. Downing, Executive Vice President and

Chief Operating Officer, or the inability to attract and retain key management personnel in the future, could have a material adverse effect on the Company's business, operating results and financial condition. The Company carries no key man life insurance on Mr. Fain or Mr. Downing. See "Management."

HEALTH PLAN SELF INSURANCE RISKS

    The Company self-insures a portion of its group health and dental plan. On September 30, 1996, 964 of the Company's 1,471 employees were covered by the group health plan. The Company self-insures up to $125,000 of claims per covered employee per year with a Company maximum annual aggregate liability of 125% of expected claims as computed at the end of each year based on the number of covered persons during the year. Self insurance charges may fluctuate materially from quarter to quarter and may cause a material adverse affect on the Company's quarterly and annual business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Corporate Support Group" and "Business--Employees."

CONTROL BY CURRENT SHAREHOLDER

    On completion of this offering, John H. Fain, the Company's President and Chief Executive Officer, will beneficially own an aggregate of approximately
   % of the outstanding shares of Common Stock. Accordingly, Mr. Fain will be able to determine the outcome of all corporate actions requiring shareholder approval by an equal or lesser percentage and will be able to control the election of the Board of Directors and the determination of the Company's policies at least for the foreseeable future. This control may have the effect of delaying or preventing a change in control of the Company and consequently adversely affect the market price of the Common Stock. See "Management," "Principal and Selling Shareholders" and "Description of Capital Stock."

ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

    The Company's Amended and Restated Articles of Incorporation (the "Articles") and the Amended and Restated Bylaws (the "Bylaws") contain provisions that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. These provisions establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at shareholders' meetings, provide that only the Board of Directors may call special meetings of the shareholders and provide for the Board of Directors to be divided into three classes to serve for staggered three-year terms. In addition, the Articles authorize the Board of Directors to issue preferred stock ("Preferred Stock") without shareholder approval and on such terms as the Board of Directors may determine. Although no shares of Preferred Stock are currently outstanding and the Company has no present plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON MARKET PRICE

    A substantial number of outstanding shares of the Common Stock and shares of the Common Stock issuable on exercise of options under the Company's 1997 Incentive Stock Option Plan (the "Stock Option Plan") and under the non-qualified stock option plan ("Outside Directors Stock Plan") established by the Company for outside directors are or will be eligible for future sale in the public market at prescribed times pursuant to Rule 144 or Rule 701 under the Securities Act of 1933, as amended (the "Securities Act"). Sales of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or impair the Company's ability to raise additional capital in the future through the sale of equity securities. See "Management--Stock Option Plan and Employee Stock Purchase Plan" and "Shares Eligible for Future Sale."

SUBSTANTIAL DISCRETION OF MANAGEMENT CONCERNING USE OF PROCEEDS

    The Company expects to use approximately $     million of the estimated net
proceeds it receives from this offering for specific identified purposes, with
the remainder of approximately $     million, to be used for general corporate
purposes, including possible acquisitions. As a result, management will have substantial discretion to spend a large percentage of the proceeds to be received by the Company. There can be no assurance that the Company will deploy these proceeds in a manner which enhances shareholder value. See "Use of Proceeds."

NO PRIOR PUBLIC MARKET; VOLATILITY OF STOCK PRICE; DILUTION

    Before this offering there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or continue following this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price for the Common Stock will be determined by negotiations among the Company, the Selling Shareholder and the Representatives based on several factors and may not be indicative of the market price for the Common Stock after this offering. See "Underwriting."

    The Company believes that various factors such as general economic conditions and changes or volatility in the financial markets, changing market conditions in the IT services industry and quarterly or annual variations in the Company's financial results, some of which are unrelated to the Company's performance, could cause the market price of Common Stock to fluctuate substantially.

    In addition, investors in this offering will incur immediate and substantial dilution in net tangible book value. See "Dilution."

DIVIDEND POLICY

    The Company currently anticipates that, after the completion of this offering, all of its earnings will be retained for development and expansion of the Company's business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

                           PRIOR S CORPORATION STATUS

    In 1987, the Company became an S corporation for federal and certain state income tax purposes. As such, the Company's income has been allocated and taxable to the Company's individual shareholders, rather than to the Company. Between 1987 and September 30, 1996, the Company declared and made quarterly distributions to its shareholders, generally in amounts in excess of amounts needed by the shareholders to pay the taxes on the income allocated to them. In addition, before the completion of this offering, the Company intends to make distributions to its existing shareholders of an amount equal to the estimated aggregate undistributed amount of income on which the shareholders either have paid or will be required to pay income taxes for tax years 1987 through 1996 (the "Distributions"). At September 30, 1996, this amount is estimated to be $9.2 million. A portion of the proceeds of the offering will be used to repay loans obtained to make some or all of the Distributions. In connection with this offering, the Company will terminate its S corporation election as of January 1, 1997 ("S Termination Date"). On and after the S Termination Date, the Company will no longer be treated as an S corporation and, accordingly, will be fully subject to federal and state income taxes. See "Use of Proceeds," "Capitalization" and Note 5 of Notes to Financial Statements.

    The Company intends to enter into agreements (the "Tax Indemnification Agreements") with each of its existing shareholders providing for, among other things, the indemnification of the Company by them for any federal, state and other income taxes (including interest) incurred by the Company if for any reason the Company is deemed to have been a C corporation during any period for which it reported its taxable income as an S corporation, but only to a maximum amount equal to the aggregate distributions (including the Distributions) from the Company with respect to periods during which the Company was an S Corporation. See "Certain Transactions."

                                USE OF PROCEEDS

    After deducting the estimated underwriting discount and offering expenses payable by the Company, the net proceeds to the Company from the sale of the shares of the Common Stock in this offering are estimated to be
approximately $         million. The Company will not receive any proceeds from
the sale of shares of the Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

    The Company intends to use approximately $   million of the estimated net
proceeds of this offering to repay all of the Company's expected debt, shortly after the completion of this offering. The Company's current three lines of credit (the "Credit Facilities") aggregate $11.0 million, bear interest at LIBOR plus 1.5% (approximately 6.9% as of September 30, 1996) and expire in April and May 1997. Borrowings under the Credit Facilities may not exceed the lesser of $11.0 million and 75% of the Company's eligible accounts receivable. As of September 30, 1996, the amount outstanding on the Company's Credit Facilities was approximately $4.6 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The balance of the estimated net proceeds of this offering to the Company,
expected to be approximately $         million, will be used to open additional
offices, upgrade technology and for working capital and general corporate purposes, including possible acquisitions. Capital expenditures for 1997 are expected to be approximately $2.0 million. Currently, the Company has no agreements, understandings or commitments with respect to any potential acquisition candidates. Pending any such uses, the Company plans to invest the net proceeds of this offering in short-term, investment grade securities or money market instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Growth Strategy."

                                DIVIDEND POLICY

    The Company intends to make the Distributions to existing shareholders before the completion of this offering. See "Prior S Corporation Status." After the completion of this offering, the Company currently anticipates that all of its earnings will be retained for development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future. The payment of dividends is subject to the discretion of the Board of Directors and will depend on the Company's results of operations, financial position, capital requirements, general business conditions, restrictions imposed by financing arrangements (including, without limitation, the Credit Facilities), legal and regulatory restrictions on the payment of dividend and other factors the Board of Directors deems relevant. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                    DILUTION

    The Company's pro forma net tangible book value as of September 30, 1996 was
$1.8 million or $         per share, based on       shares of Common Stock. Pro
forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities on a pro forma basis (to give effect to the Pre-Offering Transactions) divided by the total number of shares
of the Common Stock outstanding. After giving effect to the sale of       shares
of the Common Stock offered by the Company in this offering (assuming an initial
public offering price of $      per share) and the application of the estimated
net proceeds therefrom (after the deduction of estimated offering expenses to be paid by the Company), the pro forma net tangible book value of the Company as of
September 30, 1996 would have been $         million or $         per share of
the Common Stock. This represents an immediate increase in pro forma net
tangible book value of $         per share to existing shareholders and an
immediate dilution of $         per share to new investors purchasing the Common
Stock in this offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share.........................             $
    Pro forma net tangible book value per share before this offering....  $
    Increase per share attributable to new investors....................
                                                                          ---------
Pro forma net tangible book value per share after this offering.........
                                                                                     ---------
Dilution of net tangible book value per share to new investors(1).......             $
                                                                                     ---------
                                                                                     ---------

------------------------

(1) Dilution is determined by subtracting pro forma net tangible book value per share after the offering from the assumed initial public offering price of
    $         per share.

    The following table sets forth the number of shares of the Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the Company's existing shareholders and to be paid by new investors in this offering and before deduction of estimated underwriting discount:

                                                          SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                                       -----------------------  -------------------------     PRICE
                                                         NUMBER      PERCENT       AMOUNT       PERCENT     PER SHARE
                                                       ----------  -----------  ------------  -----------  ------------
Existing shareholders................................                        %  $                       %   $
New investors........................................
                                                       ----------       -----   ------------       -----
      Total..........................................                   100.0%  $                  100.0%
                                                       ----------       -----   ------------       -----
                                                       ----------       -----   ------------       -----

    Sales by Selling Shareholders in this offering will reduce the number of
shares held by existing shareholders to       shares or approximately    %
(      shares or approximately    % if the Underwriters over-allotment is
exercised in full) and will increase the number of shares to be held by new
investors to       shares or approximately    % (      shares or approximately
   % if the Underwriters over-allotment option is exercised in full) of the total number of shares of the Common Stock outstanding after this offering. See "Risk Factors--No Prior Public Market; Volatility of Stock Price; Dilution" and "Principal and Selling Shareholders."

    The foregoing tables do not reflect the sale of       shares of the Common
Stock by the Selling Shareholder to be sold in this offering and exclude shares of the Common Stock issuable on exercise of stock options which will be granted immediately on the completion of this offering at an exercise price equal to the initial public offering price per share and will be reserved for issuance under the Stock Option Plan and shares issuable under the Outside Directors Stock Plan. See "Management-- Director Compensation," "Management--Stock Option Plan and Employee Stock Purchase Plan" and "Description of Capital Stock."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1996: (i) on an actual basis and (ii) pro forma to reflect the Pre-Offering Transactions and as adjusted to reflect the application of the
estimated net proceeds from the issuance and sale by the Company of       shares
of the Common Stock offered hereby (assuming an initial public offering price of
$         per share). See "The Offering," "Use of Proceeds," "Selected Financial
and Operating Data," "Certain Transactions" and Notes 1, 2, 4 and 10 of Notes to Financial Statements.

    This table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                             AS OF
                                                                                       SEPTEMBER 30, 1996
                                                                                 ------------------------------
                                                                                                   PRO FORMA
                                                                                     ACTUAL       AS ADJUSTED
                                                                                 --------------  --------------

                                                                                         (IN THOUSANDS)
Credit Facilities(1)...........................................................    $    4,606    $
                                                                                      -------    --------------
                                                                                      -------    --------------
Redeemable common stock........................................................    $    2,651    $
                                                                                      -------    --------------
Shareholders' equity(2):

  Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares issued and outstanding.....................................................

  Common stock, $0.01 par value, 50,000,000 shares authorized; 2,500 shares
    issued and outstanding;     shares pro forma as adjusted...................            --

  Additional paid-in capital...................................................            25

  Retained earnings (deficit)..................................................         7,915
                                                                                      -------    --------------
    Total shareholders' equity.................................................         7,940
                                                                                      -------    --------------
      Total capitalization.....................................................    $   10,591    $
                                                                                      -------    --------------
                                                                                      -------    --------------

------------------------
(1) All amounts are current liabilities. See Note 4 of Notes to Financial Statements for a description of the Company's debt.

(2) Gives effect to the amendment and restatement of the Company's articles of incorporation including the authorization of Preferred Stock. Excludes shares of Common Stock issuable on the exercise of stock options which will be granted immediately on the completion of this offering at an exercise price equal to the initial public offering price per share and reserved for issuance under the Stock Option Plan and shares issuable under the Outside Directors Stock Plan. See "Management--Director Compensation," "Management--Stock Option Plan and Employee Stock Purchase Plan" and "Description of Capital Stock."

                     SELECTED FINANCIAL AND OPERATING DATA

    The following table contains certain financial and operating data and is qualified by the more detailed Financial Statements and Notes thereto included elsewhere in this Prospectus. The Balance Sheet Data as of December 31, 1994 and 1995 and for the nine months ended September 30, 1996 and the Statements of Income Data for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996 were derived from the Company's Financial Statements and Notes thereto that have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and are included elsewhere in this Prospectus. The Balance Sheet Data as of December 31, 1991, 1992 and 1993 and for the nine months ended September 30, 1995 and the Statements of Income Data for the years ended December 31, 1991 and 1992 and the nine months ended September 30, 1995 have been derived from the unaudited financial statements of the Company which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the selected financial data shown. The financial data shown for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1996. The Operating Data have been derived from the unaudited internal records of the Company. The financial data shown below should be read in conjunction with the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                               NINE MONTHS
                                                                                                                  ENDED
                                                                                                                SEPTEMBER
                                                                  YEAR ENDED DECEMBER 31,                          30,
                                              ---------------------------------------------------------------  -----------
                                                 1991         1992         1993         1994        1995(1)       1995
                                              -----------  -----------  -----------  -----------  -----------  -----------
                                              (UNAUDITED)  (UNAUDITED)                                         (UNAUDITED)
STATEMENTS OF INCOME DATA:                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
  Revenue...................................      $33,954      $43,720      $53,344      $68,669      $85,904      $62,336
  Cost of revenue...........................       24,168       30,394       37,646       48,221       61,074       44,292
                                                   ------       ------       ------       ------       ------       ------
  Gross profit..............................        9,786       13,326       15,698       20,448       24,830       18,044
  Selling, general and administrative
    expenses................................        7,782        9,794       11,461       14,595       19,507       13,511
                                                   ------       ------       ------       ------       ------       ------
  Operating income..........................        2,004        3,532        4,237        5,853        5,323        4,533
  Net interest income (expense).............            7           43            8         (215)        (323)        (233)
                                                   ------       ------       ------       ------       ------       ------
  Income before income taxes................        2,011        3,575        4,245        5,638        5,000        4,300
  Pro forma provision for income taxes(2)...          804        1,430        1,698        2,255        2,000        1,720
                                                   ------       ------       ------       ------       ------       ------
  Pro forma net income(2)...................      $ 1,207      $ 2,145      $ 2,547      $ 3,383      $ 3,000      $ 2,580
                                                   ------       ------       ------       ------       ------       ------
                                                   ------       ------       ------       ------       ------       ------
  Pro forma net income per share(2).........            $            $            $            $            $            $
                                                   ------       ------       ------       ------       ------       ------
                                                   ------       ------       ------       ------       ------       ------
  Weighted average shares outstanding.......

                                                 1996
                                              -----------
STATEMENTS OF INCOME DATA:
  Revenue...................................      $83,282
  Cost of revenue...........................       58,287
                                                   ------
  Gross profit..............................       24,995
  Selling, general and administrative
    expenses................................       18,209
                                                   ------
  Operating income..........................        6,786
  Net interest income (expense).............         (209)
                                                   ------
  Income before income taxes................        6,577
  Pro forma provision for income taxes(2)...        2,631
                                                   ------
  Pro forma net income(2)...................      $ 3,946
                                                   ------
                                                   ------
  Pro forma net income per share(2).........
                                                   ------
                                                   ------
  Weighted average shares outstanding.......

                                                                                               AS OF
                                                  AS OF DECEMBER 31,                       SEPTEMBER 30,
                                 -----------------------------------------------------  --------------------
                                   1991       1992       1993       1994       1995       1995       1996
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                 (UNAUDITED) (UNAUDITED) (UNAUDITED)                    (UNAUDITED)
BALANCE SHEET DATA:                                 (IN THOUSANDS, EXCEPT OPERATING DATA)
  Working capital..............     $3,420     $3,576    $ 2,649    $ 3,724    $ 2,368    $ 3,360    $ 6,356
  Total assets.................      7,101      7,847     11,356     13,466     19,786     18,387     23,502
  Credit Facilities............         --         --      3,119      3,596      7,256      6,022      4,606
  Redeemable common stock......        374        531        732      1,070      1,404      1,404      2,651
  Total shareholders' equity...      4,572      4,649      3,913      4,425      4,613      5,313      7,940

OPERATING DATA:(3)
  Offices......................         13         14         15         16         20         19         22
  Consultants..................        483        548        675        838      1,074      1,013      1,266
  Total employees..............        557        636        779        963      1,239      1,175      1,471

------------------------
(1) Includes $770,000 of non-cash compensation expense charged to selling, general and administrative expenses accrued in the fourth quarter of 1995 for stock issued for services performed by employees in 1995. Excluding the effect of such expense, operating income, income before income taxes and pro forma net income would have been approximately $6.1 million, $5.8 million and $3.5 million, respectively, and pro forma net income per share would
    have been approximately $         .
(2) For periods shown, the Company was an S corporation for federal and certain state income tax purposes. The pro forma provision for income taxes for each period shown reflects a provision for income taxes, as if the Company were a C corporation for income tax purposes during such periods, at an assumed effective tax rate of 40%. See "Prior S Corporation Status" and Note 5 of Notes to Financial Statements.
(3) Consultant data include only the Company's full-time consultants and total employees data include only the Company's full-time employees.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE COMPANY'S FISCAL YEAR ENDS ON DECEMBER 31.

OVERVIEW

    Metro provides a wide range of IT consulting and custom software development services. The Company's revenue is primarily derived from supplemental IT services. Substantially all of Metro's clients are billed on a time and materials basis. Consultants typically work on engagements lasting from six to 12 months at clients' facilities. Cost of revenue includes compensation, statutory and other benefits associated with the Company's consultants and other direct costs associated with providing services to clients. Selling, general and administrative expenses include compensation, statutory and other benefits of corporate, administrative, recruiting and sales and marketing personnel, occupancy and other indirect costs. Selling, general and administrative costs incurred in opening new offices are expensed when incurred.

    Metro's revenue grew from $34.0 million in 1991 to $85.9 million in 1995. Revenue growth is derived primarily from increases in the number of consultants placed with existing and new clients. Between December 31, 1991 and December 31, 1995, the number of consultants grew from 483 to 1,074. In addition, the Company has increased the average billing rates charged to clients for consultants in an attempt to keep pace with the increased costs of consultants. In 1995 and for the nine months ended September 30, 1996, approximately 34.2% and 30.2%, respectively, of the Company's revenue was derived from its 10 largest clients and its largest client accounted for 7.0% and 6.6%, respectively, of revenue.

    The Company has competed successfully in the rapidly changing IT environment and has capitalized on the growing demand for IT services. The Company's revenue grew at a compound annual rate of 29.2% over the last 10 years and 24.6% over the last five years and grew 33.6% for the nine months ended September 30, 1996 compared to the same period in 1995. These growth rates have been achieved solely through internal growth and without the benefit of acquisitions. Between 1991 and 1994, the Company grew from 13 to 16 offices. In 1995, the Company accelerated its rate of geographic expansion and, since April 1, 1995, has opened seven new offices. Although the opening of new offices has resulted in increased revenue, it has adversely impacted net income primarily due to expenses associated with staffing the new offices and hiring additional corporate staff to support the increased number of offices. In particular, the Company experienced a decline in its operating income margin in 1995 as a result of the increase in the number of offices opened. Historically, new offices have generally produced monthly operating losses or marginal operating income for six to 12 months and have required 18 to 24 months to reach cumulative operating income. In addition, to support its growth strategy, the Company has invested in infrastructure such as the development of the Company's proprietary business systems and its communications network which the Company believes are capable of supporting a larger organization.

    For purposes of the following discussion, a mature office is an office that was open for at least 12 months at the beginning of the earlier period being compared and a new office is an office opened thereafter.

RESULTS OF OPERATIONS

    The following tables set forth for the periods indicated the percentage of revenue and the percentage change from the prior period of certain items reflected in the Company's statements of income:

                                                                                   PERCENTAGE OF REVENUE
                                                                  -------------------------------------------------------
                                                                                                         NINE MONTHS
                                                                                                            ENDED
                                                                       YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                                  ---------------------------------  --------------------
                                                                    1993       1994       1995(1)      1995       1996
                                                                  ---------  ---------  -----------  ---------  ---------
Revenue.........................................................      100.0%     100.0%      100.0%      100.0%     100.0%
Cost of revenue.................................................       70.6       70.2        71.1        71.0       70.0
                                                                  ---------  ---------       -----   ---------  ---------
Gross profit....................................................       29.4       29.8        28.9        29.0       30.0
Selling, general and administrative expenses....................       21.4       21.3        22.7        21.7       21.9
                                                                  ---------  ---------       -----   ---------  ---------
Operating income................................................        8.0        8.5         6.2         7.3        8.1
Net interest income (expense)...................................         --       (0.3)       (0.4)       (0.4)      (0.2)
                                                                  ---------  ---------       -----   ---------  ---------
Income before income taxes......................................        8.0        8.2         5.8         6.9        7.9
Pro forma provision for income taxes(2).........................        3.2        3.3         2.3         2.8        3.2
                                                                  ---------  ---------       -----   ---------  ---------
Pro forma net income(2).........................................        4.8%       4.9%        3.5%        4.1%       4.7%
                                                                  ---------  ---------       -----   ---------  ---------
                                                                  ---------  ---------       -----   ---------  ---------

                                                                                        PERCENTAGE CHANGES
                                                                        ---------------------------------------------------
                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                                            YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                        --------------------------------  -----------------
                                                                             1994            1995(1)            1996
                                                                          COMPARED TO      COMPARED TO       COMPARED TO
                                                                             1993             1994              1995
                                                                        ---------------  ---------------  -----------------
Revenue...............................................................          28.7%            25.1%             33.6%
Cost of revenue.......................................................          28.1             26.7              31.6
Gross profit..........................................................          30.3             21.4              38.5
Selling, general and administrative expenses..........................          27.3             33.7              34.8
Operating income......................................................          38.1             (9.1)             49.7
Income before income taxes............................................          32.8            (11.3)             52.9

------------------------

(1) Excluding $770,000 of non-cash compensation expense charged to selling, general and administrative expenses accrued in the fourth quarter of 1995 for stock issued for services performed by employees in 1995, selling, general and administrative expenses, operating income, income before income taxes, pro forma provision for income taxes and pro forma net income, as a percentage of revenue, would have been 21.8%, 7.1%, 6.7%, 2.7% and 4.0%, respectively, and for 1995 compared to 1994, the percentage change in selling, general and administrative expenses, operating income and income before income taxes would have been 28.4%, 4.1% and 2.3%, respectively.

(2) For periods shown, the Company was an S corporation for federal and certain state income tax purposes. The pro forma provision for income taxes for each period shown reflects a provision for income taxes as if the Company were a C corporation for all income tax purposes during such periods, at an assumed effective tax rate of 40%. See "Prior S Corporation Status" and Note 5 of Notes to Financial Statements.

    NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER
     30, 1995

    REVENUE. Revenue increased $21.0 million, or 33.6%, to $83.3 million for the nine months ended September 30, 1996 from $62.3 million for the nine months ended September 30, 1995. This increase is primarily a result of increased billings to existing clients, the addition of new clients and increased billing rates charged for the Company's consultants. Revenue from the 15 mature offices increased $15.9 million, or 25.9%, from the earlier period and the seven new offices accounted for the remaining $5.1 million increase in revenue. As of September 30, 1996 compared to September 30, 1995, the total number of full-time consultants increased to 1,266 from 1,013, respectively, and clients (excluding clients that generated less than $25,000 in revenue during each preceding 12-month period) increased to 328 from 252, respectively.

    COST OF REVENUE. Cost of revenue increased $14.0 million, or 31.6%, to $58.3 million for the nine months ended September 30, 1996 from $44.3 million for the nine months ended September 30, 1995. Cost of revenue increased primarily due to compensation and benefits associated with growth in the number of consultants. As a percentage of revenue, cost of revenue decreased to 70.0% for the nine months ended September 30, 1996 from 71.0% for the nine months ended September 30, 1995 primarily because billing rates to clients increased faster than consultant compensation and benefits increased.

    GROSS PROFIT. Gross profit increased $7.0 million, or 38.5%, to $25.0 million for the nine months ended September 30, 1996 from $18.0 million for the nine months ended September 30, 1995. As a percentage of revenue, gross profit increased to 30.0% for the nine months ended September 30, 1996 from 29.0% for the nine months ended September 30, 1995.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $4.7 million, or 34.8%, to $18.2 million for the nine months ended September 30, 1996 from $13.5 million for the nine months ended September 30, 1995. This increase is due primarily to costs associated with seven new offices, growth of administrative staff in mature offices, hiring additional corporate staff to support the increased number of offices and development of the Company's proprietary business systems. As a percentage of revenue, selling, general and administrative expenses increased slightly to 21.9% for the nine months ended September 30, 1996 from 21.7% for the nine months ended September 30, 1995.

    OPERATING INCOME. Operating income increased $2.3 million, or 49.7%, to $6.8 million for the nine months ended September 30, 1996 from $4.5 million for the nine months ended September 30, 1995. As a percentage of revenue, operating income increased to 8.1% for the nine months ended September 30, 1996 from 7.3% for the nine months ended September 30, 1995.

    NET INTEREST EXPENSE. Net interest expense decreased to $210,000 for the nine months ended September 30, 1996 from $233,000 for the nine months ended September 30, 1995. This decrease reflects a decrease in the average level of borrowings during the period.

    INCOME BEFORE INCOME TAXES. Income before income taxes increased $2.3 million, or 52.9%, to $6.6 million for the nine months ended September 30, 1996 from $4.3 million for the nine months ended September 30, 1995. As a percentage of revenue, income before income taxes increased to 7.9% for the nine months ended September 30, 1996 from 6.9% for the nine months ended September 30, 1995.

    1995 COMPARED TO 1994

    REVENUE. Revenue increased $17.2 million, or 25.1%, to $85.9 million for 1995 from $68.7 million for 1994. This increase is primarily a result of increased billings to existing clients, the addition of new clients and increased billing rates charged for the Company's consultants. Revenue from the 14 mature offices increased $12.5 million, or 18.5%, from the earlier period and the six new offices accounted for the remaining $4.7 million increase in revenue. As of December 31, 1995 compared to December 31, 1994, the total number of full-time consultants increased to 1,074 from 838, respectively, and clients (excluding clients that generated less than $25,000 in revenue during each preceding 12-month period) increased to 266 from 194, respectively.

    COST OF REVENUE. Cost of revenue increased $12.9 million, or 26.7%, to $61.1 million for 1995 from $48.2 million for 1994. Cost of revenue increased primarily due to compensation and benefits associated with growth in the number of consultants. As a percentage of revenue, cost of revenue increased to 71.1% for 1995 from 70.2% for 1994 primarily because consultant compensation and benefits increased faster than billing rates to clients increased.

    GROSS PROFIT. Gross profit increased $4.4 million, or 21.4%, to $24.8 million for 1995 from $20.4 million for 1994. As a percentage of revenue, gross profit decreased to 28.9% for 1995 from 29.8% for 1994.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $4.9 million, or 33.7%, to $19.5 million for 1995 as compared to $14.6 million for 1994. This increase is due primarily to costs associated with six new offices, growth of administrative staff in mature offices, hiring additional corporate staff to support the increased number of offices and development of the Company's proprietary business systems. This increase is also due to a non-recurring $770,000 non-cash compensation expense accrued in the fourth quarter of 1995 for stock issued for services performed by employees in 1995. As a percentage of revenue, selling, general and administrative expenses increased to 22.7% for 1995 from 21.3% for 1994. Excluding the non-recurring $770,000 charge, selling, general and administrative expenses would have increased $4.1 million, or 28.4%, to $18.7 million for 1995 from $14.6 million for 1994 and, as a percentage of revenue, would have increased to 21.8% for 1995 from 21.3% for 1994.

    OPERATING INCOME. Operating income decreased $530,000, or 9.1%, to $5.3 million for 1995 from $5.9 million for 1994. As a percentage of revenue, operating income decreased to 6.2% for 1995 from 8.5% for 1994. Excluding the $770,000 charge to selling, general and administrative expenses, operating income would have increased to $6.1 million, or 4.1%, for 1995 from $5.9 million for 1994 and, as a percentage of revenue, would have decreased to 7.1% for 1995 from 8.5% for 1994.

    NET INTEREST EXPENSE. Net interest expense increased to $323,000 for 1995 from $215,000 for 1994. This increase reflects an increase in the average level of borrowings during the period.

    INCOME BEFORE INCOME TAXES. Income before income taxes decreased $638,000, or 11.3%, to $5.0 million for 1995 from $5.6 million for 1994. As a percentage of revenue, income before income taxes decreased to 5.8% for 1995 from 8.2% for 1994. Excluding the $770,000 charge to selling, general and administrative expenses, income before income taxes would have increased to $5.8 million, or 2.3%, for 1995 from $5.6 million for 1994 and, as a percentage of revenue, would have decreased to 6.7% for 1995 from 8.2% for 1994.

    1994 COMPARED TO 1993

    REVENUE. Revenue increased $15.4 million, or 28.7%, to $68.7 million for 1994 from $53.3 million for 1993. This increase is primarily a result of increased billings to existing clients, the addition of new clients and increased billing rates charged for the Company's consultants. Revenue from the 13 mature offices increased $12.3 million, or 23.7%, from the earlier period and the three new offices accounted for the remaining $3.1 million increase in revenue. As of December 31, 1994 compared to December 31, 1993, the total number of full-time consultants increased to 838 from 675, respectively, and clients (excluding clients that generated less than $25,000 in revenue during each preceding 12-month period) increased to 194 from 155, respectively.

    COST OF REVENUE. Cost of revenue increased $10.6 million, or 28.1%, to $48.2 million for 1994 from $37.6 million for 1993. Cost of revenue increased primarily due to compensation and benefits associated with growth in the number of consultants. As a percentage of revenue, cost of revenue decreased to 70.2% for 1994 from 70.6% for 1993 primarily because billing rates to clients increased faster than consultant compensation and benefits and consultants' utilization rate (hours billed to clients as a percentage of all paid hours) increased.

    GROSS PROFIT. Gross profit increased $4.7 million, or 30.3%, to $20.4 million for 1994 from $15.7 million for 1993. As a percentage of revenue, gross profit increased to 29.8% for 1994 from 29.4% for 1993.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $3.1 million, or 27.3%, to $14.6 million for 1994 from $11.5 million for 1993. This increase is due primarily to costs associated with three new offices, growth of administrative staff in mature offices and development of the Company's proprietary business systems. As a percentage of revenue, selling, general and administrative expenses decreased slightly to 21.3% for 1994 from 21.4% for 1993.

    OPERATING INCOME. Operating income increased $1.7 million, or 38.1%, to $5.9 million for 1994 from $4.2 million for 1993. As a percentage of revenue, operating income increased to 8.5% for 1994 from 8.0% for 1993.

    NET INTEREST EXPENSE. Net interest expense was $215,000 for 1994 compared to net interest income of $8,000 for 1993. This change reflects an increase in the average level of borrowings during 1994.

    INCOME BEFORE INCOME TAXES. Income before income taxes increased $1.4 million, or 32.8%, to $5.6 million for 1994 from $4.2 million for 1993. As a percentage of revenue, income before income taxes increased to 8.2% for 1994 from 8.0% for 1993.

SELECTED QUARTERLY RESULTS AND SEASONALITY

    The following table sets forth certain quarterly operating information for each of the 11 quarters ending with the quarter ended September 30, 1996, both in dollars and as a percentage of revenue. This information was derived from the unaudited financial statements of the Company which, in the opinion of management, were prepared on the same basis as the audited financial statements contained elsewhere in this Prospectus and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for the fair presentation of the information for the periods presented. The financial data shown below should be read in conjunction with the Financial Statements and Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                            GROSS PROFIT                 OPERATING INCOME
                                                   ------------------------------  ----------------------------
STATEMENTS OF INCOME DATA:              REVENUE      AMOUNT       % OF REVENUE       AMOUNT      % OF REVENUE
------------------------------------  -----------  -----------  -----------------  -----------  ---------------
                                                               (DOLLARS IN THOUSANDS)
1994:
  March.............................   $  15,978    $   4,651            29.1%      $   1,255            7.9%
  June..............................      16,803        4,928            29.3           1,367            8.1
  September.........................      17,787        5,487            30.8           1,672            9.4
  December..........................      18,101        5,382            29.7           1,559            8.6
1995:
  March.............................      19,760        5,732            29.0           1,422            7.2
  June..............................      20,695        6,195            29.9           1,683            8.1
  September.........................      21,881        6,117            28.0           1,428            6.5
  December..........................      23,568        6,786            28.8             790(1)          3.4(1)
1996:
  March.............................      26,328        7,726            29.3           2,107            8.0
  June..............................      27,812        8,452            30.4           2,248            8.1
  September.........................      29,142        8,817            30.3           2,431            8.3

------------------------

(1) Includes the $770,000 of non-cash compensation expense charged to selling, general and administrative expenses accrued in the fourth quarter of 1995 for stock issued for services performed by employees in 1995. Excluding the effect of such expense, income from operations and income from operations as a percentage of revenue for the fourth quarter of 1995 would have been $1.6 million and 6.6%, respectively.

    Metro's operating results are adversely affected when client facilities close due to holidays or inclement weather. The Company generally experiences a certain amount of seasonality in the fourth quarter due to the number of holidays and closings of client facilities during that quarter. Further, the Company generally experiences lower operating results in the first quarter due in part to the timing of unemployment and FICA tax accruals and delays in clients' contract renewal related to clients' budget approval processes.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary sources of liquidity are cash flows from operations and available borrowings under its Credit Facilities. The Company's principal uses of cash are to fund working capital and capital expenditures. The Company generally pays its employees twice monthly for their services while receiving payments from clients 35 to 60 days from the date of invoice. As new offices are established or as existing offices expand, there are increased requirements for cash resources to fund operations.

    Since 1987, the Company's first year as an S corporation for federal and certain state income tax purposes, it has distributed to its shareholders approximately 80% of the aggregate amount of the Company's income that was taxable to its individual shareholders. Management believes the amounts distributed to shareholders during such periods exceeded what the provision for income taxes would have been if the Company was a C corporation for all income tax purposes during such periods. The Company borrowed against its then existing Credit Facilities to fund, in whole or in part, such shareholder distributions. Before completion of this offering, the Company intends to make the Distributions (aggregating approximately $9.2 million) at September 30, 1996 by borrowing approximately $9.2 million from an anticipated expansion of its Credit Facilities. The Company intends to repay the Credit Facilities in full with a portion of the estimated net proceeds of this offering. Before the completion of this offering, the Company intends to terminate its S corporation election effective January 1, 1997 and currently anticipates that thereafter all of its earnings will be retained for development and expansion of the Company's business and does not anticipate paying cash dividends in the foreseeable future. See "Use of Proceeds," "Dividend Policy" and "Prior S Corporation Status."

    On September 30, 1996, availability under the Company's Credit Facilities aggregated $11.0 million, of which $4.6 million was outstanding. The Credit Facilities expire in April and May 1997. Borrowings under the Credit Facilities may not exceed the lesser of $11.0 million and 75% of the Company's eligible accounts receivable, accrue interest at LIBOR plus 1.5% and are more fully described in Note 4 of Notes to Financial Statements. See "Use of Proceeds."

    During 1993, 1994 and 1995 and the nine months ended September 30, 1996, the Company generated $2.7 million, $3.5 million, $3.2 million and $6.6 million, respectively, in cash from operations. In 1995, the cash generated was used, in part, to fund $1.6 million of capital expenditures. Capital expenditures, which consisted primarily of telecommunications equipment, computer systems, furniture and fixtures, were made to support the continued growth and expansion of the Company. As a result of the Company's continued growth and expansion, 1996 and 1997 capital expenditures are expected to be approximately $2.1 million and $2.0 million, respectively. See "Use of Proceeds," "Business--Facilities" and "Certain Transactions."

    The Company intends to grow, in part, through the acquisition of other businesses, although the Company currently has no agreements, understandings or commitments concerning any acquisition. Any such acquisition, however, will likely increase the Company's use of cash to fund the purchase price and the working capital needs of acquired businesses.

    The Company believes that the estimated net proceeds from this offering, combined with available funds under its continuing Credit Facilities and cash flows from operations will be adequate to meet its needs for working capital and capital expenditures for at least the next two years. Any significant acquisitions however, may require additional debt and equity financing.

INFLATION

    The effects of inflation on the Company's operations were not significant during the periods presented in the financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION. With respect to stock options granted to employees, SFAS No. 123 permits companies to continue using the accounting method promulgated by the Accounting Principles Board Opinion No. 25 ("APB No. 25"), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, to measure compensation or to adopt the fair value based method prescribed by SFAS No. 123. If APB No. 25's method is continued, pro forma disclosures are required as if SFAS No. 123 accounting provisions were followed. Management has not adopted SFAS No. 123. In the opinion of management, SFAS No. 123 is not expected to have a material impact on the Company's financial statements.

    SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF, is effective for years beginning after December 15, 1995. This pronouncement requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. This pronouncement has been implemented and did not have a material impact on the Financial Statements.

                                    BUSINESS

GENERAL

    Metro provides a wide range of IT consulting and custom software development services through 23 offices in the United States and Puerto Rico. The Company's approximately 1,300 consultants, 70% of whom are salaried, work with clients' internal IT departments on all aspects of computer systems and applications development. The Company believes its experienced consultants and proprietary systems allow it to deliver high-quality, on-schedule services to its clients in a cost-effective and efficient manner. Services performed by Metro include application systems development and maintenance, IT architecture and engineering, systems consulting, project outsourcing and general support services. The Company supports all major computer technology platforms (mainframe, mid-range, client/server and network environments) and supports client projects using a broad range of software applications. For example, the Company implements SAP's client/server software, custom develops Oracle, Informix, DB2, VisualBasic and C++ applications, implements and supports Windows NT, Novell and UNIX based network environments and supports numerous other application environments.

    The Company's goal is to become a leading national provider of IT services. Metro's clients operate in a wide variety of industries including communications, distribution, financial services, health care, information technology, manufacturing and utilities. The Company's clients include GTE Corporation, Microsoft Corporation, NationsBank Corporation, Newport News Shipbuilding Inc. (a division of Tenneco, Inc.), Norfolk Southern Corporation, NORTEL, Virginia Power Company and Union Camp Corporation. During the 12 months ended September 30, 1996, the Company performed IT services for 328 clients (excluding clients generating less than $25,000 in revenue during such period). The Company emphasizes long-term relationships with its clients, rather than one-time projects or assignments. In 1995, each of the Company's 10 largest clients by revenue for 1995 had been a client for five or more years and each of the Company's three largest clients had been a client for 10 or more years.

    The Company strongly believes that its culture, philosophy and values are the foundation of its success and the basis for its ongoing growth. Since its founding, the Company has been guided by an intense commitment to professionalism, with the cornerstone principles of honesty, integrity, caring and sharing, as set forth in its Philosophy/Values Statement:

    - HONESTY AND INTEGRITY ARE FUNDAMENTAL PRINCIPLES IN WORKING WITH OUR STAFF AND CLIENTS--AS ARE CARING AND SHARING.

    - WE CARE ABOUT OUR STAFF, REMAINING SENSITIVE TO THEIR GROWTH AND GOALS AS PROFESSIONALS, AND THEIR PERSONAL COMMITMENTS. AND WE SHARE MATERIAL SUCCESS WITH STAFF MEMBERS WHO MAKE OUR SUCCESS POSSIBLE.

    - WE CARE ABOUT OUR CLIENTS, THEIR BUSINESS MISSION, AND THE PROJECTS REQUIRED TO ACCOMPLISH THEIR OBJECTIVES. WE SHARE KNOWLEDGE, SKILLS, AND INFORMATION FREELY AMONG OURSELVES AND WITH OUR CLIENTS.

    - AT METRO, INDIVIDUAL EFFORT, COMBINED WITH TEAMWORK AND SUPPORTED BY LEADERSHIP, ASSURES CLIENT SATISFACTION AND PROFESSIONAL GROWTH.

    The Company believes this intense commitment results in a competitive advantage that helps the Company attract and retain exceptional consultants and meet the demands of its clients for talented, high-quality professionals. As a direct result of this commitment to professionalism, the Company believes it has established a strong reputation for quality, integrity, reliability and responsiveness.

    Metro's management personnel have substantial experience in the IT services industry. Metro's five executive officers have an average of 24 years of experience in the IT industry and have worked together at Metro for the past nine years. The Company was co-founded by John H. Fain in 1979 in Virginia Beach, Virginia. The Company's executive offices are located at 607 Lynnhaven Parkway, Virginia Beach, Virginia 23452 and its telephone number is (757) 486-1900. The Company's e-mail address is MISI@MetroIS.com.

INDUSTRY OVERVIEW

    Rapid technological advances have accelerated the growth of the IT industry. These advances in recent years include more powerful and less expensive computer technology, the transition from mainframe computer systems to open and distributed computing environments and the advent of capabilities such as relational databases, imaging and software development productivity tools. These advances have expanded the benefits that users can derive from computer-based information systems and improved the price-to-performance ratios of such systems. As a result, an increasing number of companies are employing IT in new ways, often to gain competitive advantages in the marketplace, and IT services have become an important component of their long-term growth strategies.

    The same advances that have enhanced the benefits of computer systems have rendered the development and implementation of such systems increasingly complex. Accordingly, organizations are turning to IT services firms to develop, support and strengthen their internal IT departments and systems. In July 1996, Dataquest, an industry research organization, estimated that in 1995 the size of the IT professional services market in the United States, consisting of consulting services, systems integration and development and systems management services, was $48.6 billion. Dataquest estimates that this market will grow at a compound annual rate of 14.8%, reaching $96.7 billion by 2000.

    The Company believes that a number of factors have caused and will continue to cause the demand for IT services to grow rapidly. These factors include: (i) the increased use and reliance on IT, (ii) the accelerating rate of technological change and complexity, (iii) the trend towards outsourcing and the related work force reductions as companies focus on core competencies, (iv) the migration from centralized mainframe computer systems to distributed client/server environments and (v) the shortage of in-house expertise and resources to address the variety and complexity of IT projects.

BUSINESS STRATEGY

    The Company's long-term business strategy is based on its goal to be the "best value" IT services company as articulated in its mission statement:

    WE WILL BE THE "BEST VALUE" INFORMATION TECHNOLOGY SERVICES COMPANY BY:

    - PROVIDING EXCELLENT INFORMATION SYSTEMS PROFESSIONALS THAT ARE MOTIVATED TO PERFORM CLIENT PROJECTS AS SPECIFIED AND ON SCHEDULE;

    - PROVIDING LEADERSHIP/MANAGEMENT SUPPORT TO ENSURE OUR CONSULTING STAFF EXCEED OUR CLIENTS' EXPECTATIONS; AND

    - ESTABLISHING A "BUSINESS PARTNER" RELATIONSHIP WITH OUR CLIENTS IN WHICH WE ARE THE "PREFERRED CHOICE" TO SUPPORT THEIR INFORMATION TECHNOLOGY SOLUTIONS.

    The Company believes it can achieve its goal to become a national leader in the IT services industry by maximizing support for its consultants through ongoing training and development, delivering high-quality, on-schedule services and continuing its commitment to professionalism. By focusing on its business strategy, the Company has experienced compound annual revenue growth of 29.2% over the last 10 years.

    The key components of the Company's business strategy are:

    ATTRACT, DEVELOP AND RETAIN QUALIFIED CONSULTANTS. The Company believes it has been able to attract, develop and retain qualified consultants by providing leadership and management support through effective and open communication, developing consultants through professional and technical training and education programs, providing challenging project opportunities with significant client responsibility, offering competitive compensation and benefits that recognize the individual needs of each consultant and focusing on providing primarily IT services. The Company maintains a proprietary database of current, prospective and former consultants to help it identify and recruit qualified consultants. In addition, the

Company's presence in 23 metropolitan markets enhances the Company's ability to match consultants' desired locations and technical abilities with client needs. Metro recognizes that its success can be sustained only through the efforts and quality of its consultants. To this end, management provides responsive technical and professional support, promotes a sense of responsibility and rewards quality performance through numerous incentive programs and awards.

    BUILD LONG-TERM PARTNERSHIPS WITH CLIENTS. The Company's goal is to have its clients view Metro as an extension of their IT departments and as a long-term partner that is able to fulfill their IT services requirements. As a result, the Company emphasizes a partnership approach to its clients, rather than a one-time project or assignment approach. To develop these relationships, the Company spends a significant amount of time and resources tracking and anticipating the needs of its clients. The Company works to maintain close communications with its clients during and at the conclusion of each project with a view to achieving quality results and assessing future opportunities. The Company believes that this partnership approach results in increased client retention and less disruption to clients' businesses. Evidence of the Company's success in this area is that the Company's 10 largest clients by revenue for 1995 had each been a client for over five years, while each of the Company's three largest clients had been a client for over 10 years. Six of the Company's 10 largest clients for the nine months ended September 30, 1996 also were among its 10 largest clients in 1993, 1994 and 1995.

    PROVIDE A WIDE RANGE OF VALUE-ADDED IT SERVICES. The Company's consultants provide a wide range of IT services including planning, managing, building, implementing and maintaining IT systems. The Company supports all major computer technology platforms (mainframe, mid-range, client/server and network environments) and supports projects using a broad range of software applications. For example, the Company implements SAP's client/server software, custom develops Oracle, Informix, DB2, Visual Basic and C++ applications, implements and supports Windows NT, Novell and UNIX based network environments and supports numerous other application environments. The Company continually seeks to broaden its services in the changing IT market by providing its consultants with exposure to emerging technologies and by hiring consultants with diverse IT backgrounds and skills.

    PROVIDE HIGH-QUALITY, COST-EFFECTIVE SERVICES. The Company is dedicated to providing its clients with the highest possible level of service at what the Company believes is the "best value." The Company believes its experienced consultants and proprietary systems allow the Company to deliver high-quality, on-schedule services to its clients in a cost-effective and efficient manner. The Company believes that its experienced consultants reduce costs for clients by accurately analyzing the scope of projects and by decreasing the time needed to complete projects, thus meeting clients' needs on time and within budget. In addition, the Company believes that the quality of its services has been a differentiating factor that has helped it successfully expand. The Company's dedication to quality services and client satisfaction has resulted in special recognition from clients, such as IBM Corporation, First Union National Bank and GTE Corporation. The Company is qualifying for ISO 9002 registration of its operating procedures and its quality assurance programs. The Company believes ISO registration, an international standard for quality assurance and consistency in operating procedures, will enhance its reputation and help it achieve preferred vendor status with clients. The Company also believes many potential and existing clients will require evidence of ISO registration in the future. The Company's ISO 9002 registration is expected to be completed by the end of 1996.

    LEVERAGE PROPRIETARY SYSTEMS. The Company believes that its internally designed and developed proprietary business systems have been a major factor in its successful growth and expansion. These systems are used to support and enhance its recruiting, marketing, training, consultant productivity, client scheduling and client servicing processes. For example, Metro's Staff Sourcing Network provides the Company with the ability to identify and hire qualified consultants on a nationwide basis and match their skills and desired work locations with an appropriate office in a time-critical manner. The Company's scheduling system allows it to efficiently manage contract renewals and billing rate increases and anticipate clients' needs for IT consultants and services. These proprietary systems, which reside on the Company's wide area network and local area networks, permit timely sharing of information on a Company-wide basis. The Company believes these systems support expansion of its operations in a controlled, cost-efficient and effective manner and are capable of supporting a larger organization.

GROWTH STRATEGY

    The Company has competed successfully in the rapidly changing IT environment and has capitalized on the growing demand for IT services. The Company's revenue has increased at a compound annual growth rate of 29.2% over the last 10 years and 24.6% over the last five years and grew 33.6% for the nine months ended September 30, 1996 compared to the same period in 1995. These growth rates have been achieved solely through internal growth and without the benefit of acquisitions. In the future, the Company intends to augment internal growth with selective acquisitions. The Company's growth strategy consists of three primary components:

    DEVELOP AND EXPAND CLIENT BASE. The Company intends to increase revenue by achieving higher penetration rates of its existing clients and expanding its client base. By providing a wide range of high-quality services, the Company has historically expanded the scope of its client relationships through additional assignments and by providing additional services within client organizations. In addition, because many of the Company's clients have offices throughout the United States, the Company strives to leverage these relationships by providing IT services in multiple locations. For example, in 1983, the Company provided NORTEL with approximately eight consultants in one NORTEL location, Raleigh, North Carolina. As of September 30, 1996, the Company had approximately 95 consultants supporting five NORTEL locations through five Company offices.

    In addition to increasing sales with existing clients, the Company seeks to develop new client relationships in each office. For example, the Company's Research Triangle (Raleigh, North Carolina) office, which opened in 1982 and is currently Metro's largest office, added 15 new clients during the 12-month period ended September 30, 1996, (excluding clients that generated less than $25,000 in revenue during such 12-month period). The Company believes that its existing offices have the potential for substantial growth.

    OPEN NEW OFFICES. The Company believes that there is substantial opportunity to expand its existing network of offices. The Company has grown from 15 offices in 1993 to 23 offices in 1996, seven of which have opened since April 1, 1995, and anticipates that it will open three to five additional offices annually for the next several years. The Company has developed a national expansion strategy and has successfully replicated its business model in its newly-opened offices. The Company believes this strategy has allowed it to expand into new geographic regions with reduced start-up times and costs. Historically, new offices have generally achieved monthly operating income within six to 12 months and cumulative operating income within 18 to 24 months. The Company's office network establishes a local presence in each market and demonstrates its commitment to each local market thereby enhancing its ability to attract skilled, local consultants for local assignments and assignments in its other offices. The Company believes a local presence also allows it to be more responsive to clients, provides a competitive advantage against firms that do not maintain a local presence and enables the Company to serve clients in different geographic markets.

    SELECTIVELY ACQUIRE BUSINESSES. The Company's strategy is to supplement its internal growth through selective acquisitions. The Company will consider acquiring IT services firms in new geographic markets to reduce start-up costs and "best reputation" firms in its current markets to provide business synergies and increased market penetration. The Company will also consider acquisition opportunities involving specialty consulting practices and new IT services that the Company can cross-sell to its existing client base. Given the highly fragmented nature of the IT services marketplace, the Company believes acquisition opportunities exist. In identifying potential acquisition candidates, the Company will pursue IT services firms with a culture, client base, geographic presence and technical expertise complementary to its own. The Company will seek to improve the acquired firm's profitability by implementing the Company's business strategies and proprietary business systems. The Company currently has no agreements, understandings or commitments with respect to any potential acquisitions.

SERVICES

    IT services are primarily provided by the Company through supplemental IT services arrangements and, to a lesser extent, through project outsourcing services arrangements. Substantially all services are billed on a time and materials basis. For the nine months ended September 30, 1996, the Company estimates that supplemental IT services accounted for more than 90% and project outsourcing services accounted for less than 10% of the Company's revenue.

    The Company offers IT services in five major service areas: application systems development and maintenance, IT architecture and engineering, systems consulting, project outsourcing and general support services.

                                   [Graphic]

--Title "Metro Information Services, Inc. Information Technology Services"

[A chart of the five major information technology services areas provided to clients of the Company. The word "client" is in a circle surrounded by five hexagonal figures, each of which contains the name of one of the five service areas: application systems development and maintenance, IT architecture and engineering, systems consulting, project outsourcing and general support services.]

    Application systems development and maintenance services include consultant support of projects on all major technology platforms including mainframe, mid-range, client/server, object oriented, network and desktop computing environments. IT architecture and engineering services include the support of major systems foundations and operating systems. Systems consulting services include a variety of strategic business services such as information systems and IT planning. Project outsourcing services include full project services that generally require a higher level of responsibility. General support services include a variety of services such as help desks, call center support, technical training and documentation and technical writing.

    Set forth below is an overview of the key services and sample engagements provided within each major service area:

-----------------------------------------------------------------------------
          APPLICATION SYSTEMS DEVELOPMENT AND MAINTENANCE SERVICES

           KEY SERVICES                         SAMPLE ENGAGEMENTS

Systems design and development       Metro's programmer/analysts designed and
Prototyping                          developed an application system that
Systems implementation               placed a products catalog on the
Database administration              Internet to allow sales personnel and
Legacy system maintenance            customers of a forms distributor to
Internet/Intranet application        search for products and view product
  development                        information and images on-line. The
Packaged software customization      system utilized Microsoft's Internet
Project management                   Explorer set of tools, which include
                                     Front Page, ActiveX, Control Pad, Visual
                                     Basic 4.0 Enterprise, Access 7.0 and SQL
                                     Server.
                                     Metro has assisted with a variety of
                                     Year 2000 projects including the
                                     analysis for the selection of a Year
                                     2000 tool for a large public utility
                                     (the tool selected was ADPAC's
                                     SystemVision 2000) and project
                                     management support for a Year 2000
                                     Compliance Project at a large
                                     transportation company (the project team consisted of 10 consultants who analyzed and repaired the software code of an integrated material management system utilizing ViaSoft tools).

-----------------------------------------------------------------------------
                  IT ARCHITECTURE AND ENGINEERING SERVICES

           KEY SERVICES                         SAMPLE ENGAGEMENTS

Local and wide area network          A team of Metro network engineers
  design and implementation          designed and implemented an
Network administration               enterprise-wide network consisting of
Systems programming                  Windows NT Server, Windows NT
Capacity planning/                   Workstation, Windows 95 and Windows for
  performance tuning                 Workgroups for a marketing agency. The
Host computer connectivity           wide area network components were a
Internet/Intranet connectivity       mixture of Wellfleet, Cisco, Adtran and
Electronics data interchange         MS RAS components utilizing MCI frame
  (EDI)                              relay and direct point-to-point lines.
Systems integration                  Network users had access to Microsoft
Disaster recovery planning           Office, Goldmine (contact management
                                     software), IBM AS/400 and Internet
                                     services. The team also implemented
                                     Internet access connections with a Cisco router and Sparc Sun UNIX stations and maintained several other UNIX servers including SCO, HP-HX and IBM AIX. The
                                     Wide Area Network consisted of over 15
                                     sites and remote access for mobile sales staff was provided by Citrix Winframe
                                     Server and Windows NT RAS.
                                     Metro provided a team of consultants to
                                     assist with requirements analysis,
                                     systems architecture design, procurement specification development, acquisition coordination and the implementation of major extensions to a complex LAN computing environment for a large shipbuilder. The LAN included a mixture of PCs, UNIX Computer Aided Design workstations and servers running MS
                                     Windows for Workgroups, Windows 95,
                                     Windows NT Server and Intergraph's CLIX
                                     computing environments. The applications and systems implemented included computer-based fax services using Optus
                                     FaxSys for MS Windows NT, imaging
                                     support using Watermark Enterprise and a Windows NT/RAID array based NFS file server. The client's heterogeneous LAN was TCP/IP protocol based and was implemented using both 10BaseT and
                                     10Base2 technologies. In addition, the
                                     consultants provided PC user support,
                                     Windows NT server installation and
                                     administration, UNIX network system
                                     administration, IGES translation of CAD
                                     models, administration and support of
                                     the Internet Domain Name Server and
                                     participation in the US Navy's NewNet
                                     Wide Area Network.

-----------------------------------------------------------------------------
                         SYSTEMS CONSULTING SERVICES

           KEY SERVICES                         SAMPLE ENGAGEMENTS

Business analysis and                Metro was responsible for requirements
  requirements definition            definition and software and hardware
Packaged software evaluation         evaluation for a commercial construction
  and implementation                 firm. Metro assisted with purchase
Business process re-engineering      negotiations and made recommendations
Information systems planning         concerning implementation planning.
IT organization assessment           Metro assisted a national managed
  and planning                       behavioral health organization in its
                                     efforts to implement a contract for the
                                     provision of health care to military
                                     dependents. The project included the
                                     development of implementation plans and
                                     tasks list and a detailed plan for the
                                     execution of a benchmark system required by the federal government which tested the functionality of the Beneficiary
                                     Services, Clinical, and Claims
                                     Processing systems. In addition, Metro
                                     interacted with subcontractors and
                                     software vendors to ensure that services and products were delivered in accordance with the schedule and prepared and presented status reports to the client.

-----------------------------------------------------------------------------
                        PROJECT OUTSOURCING SERVICES

           KEY SERVICES                         SAMPLE ENGAGEMENTS

Project management                   Metro was responsible for the project
Application systems                  management and full life cycle
  development                        development of a workers' compensation
Legacy systems maintenance           system for a large manufacturer. The
Off-site development centers         system was developed using IDMS, ADSO
Year 2000 impact analysis            and COBOL in an IBM MVS mainframe
  and compliance                     computer environment. The project
                                     included requirements definition, user
                                     and technical design, programming and
                                     testing, systems testing, user training, conversion from both manual and automated systems, implementation and post-implementation support phases.

                                     Metro provided a complete Project Team
                                     responsible for the development of a
                                     system to support all business processes of a new fiber recycling plant for a large paper manufacturer. Specific responsibilities included project management, business process definition, requirements definition, overall project plan design specifications, detailed design specifications, program specifications, complete system construction, unit and system documentation, unit and system testing, conversion and implementation and post-implementation support. The project environment was HP-9000 hardware, HP-UX, Uniface application development language, the CASE tool System Architect for Data Flow Diagrams, Entity Relationship Diagrams ported to Uniface by U-SA Bridge and Oracle 7.0 RDBMS in a distributed environment.

-----------------------------------------------------------------------------
                          GENERAL SUPPORT SERVICES

           KEY SERVICES                         SAMPLE ENGAGEMENTS

Help desk/call center                Metro's consultants provided support
Technical training                   services for a major oil and gas
Documentation and technical          exploration corporation to discover and
  writing                            document the practices and standards for
                                     world-wide implementation of a
                                     client/server infrastructure. The end
                                     product consisted of six volumes of
                                     information and primarily utilized Word
                                     and PowerPoint.

                                     Metro consultants supported a help desk
                                     support center for a large oil and gas
                                     exploration and distribution
                                     corporation. The Help Desk Support
                                     Center used Clarify to manage calls and
                                     supported OS/2, Windows 95, Novell 4.1
                                     and Microsoft Office products.

CLIENTS

    The Company serves clients operating in a wide variety of industries including communications, distribution, retail, financial services, government (state and local only), health care, IT services, manufacturing, transportation, leisure and utilities. The Company's clients include GTE Corporation, Microsoft Corporation, NationsBank Corporation, Newport News Shipbuilding Inc. (a division of Tenneco, Inc.), Norfolk Southern Corporation, NORTEL, Virginia Power Company and Union Camp Corporation.

    In 1993, 1994, 1995 and for the nine months ended September 30, 1996, the Company provided IT consultants to approximately 155, 194, 266 and 328 clients, respectively (excluding clients that generated less than $25,000 in revenue during each preceding 12-month period). In each of 1993, 1994 and 1995 and the nine months ended September 30, 1996, at least 85% of the Company's revenue came from clients who were clients in the prior year. The Company's 10 largest clients by revenue in 1995 had each been a client for over five years, while the Company's three largest clients for 1995 had each been a client for over 10 years. Six of the Company's 10 largest clients by revenue for the nine months ended September 30, 1996 also were among the 10 largest clients in 1993, 1994 and 1995. The Company's 10 largest clients accounted for approximately 46.3%, 41.2%, 34.2% and 30.2% of the Company's revenue in 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively. The Company's largest client accounted for approximately 8.3%, 9.5%, 7.0% and 6.6% of the Company's revenue in 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively.

SALES AND MARKETING

    The Company's marketing objective is to develop long-term partnership relationships with existing and new clients that will lead to the Company becoming the preferred provider of IT services. The Company's primary marketing approach is to introduce prospective clients to Metro's capabilities and to learn about prospective clients' IT environments through personal appointments with information systems managers, purchasing or human resources managers and chief information officers. This personal approach results in a better appreciation of each client manager's role within the organization and preferences in using IT services. Other sales and marketing methods include client referrals, networking, attending trade shows and alliances with other vendors.

    The Company divides its sales and marketing effort between new client acquisition and existing client development. New client acquisition is primarily supported by marketing account representatives who are responsible for completing the full sales cycle from the identification of prospective clients through the start of the initial client assignment. Once an assignment begins, client services coordinators are responsible for client development, which includes ensuring the delivery of quality services and seeking opportunities for additional assignments.

    At September 30, 1996, the Company employed 18 individuals performing new client acquisition functions and 35 individuals performing client development functions. The compensation plans for these individuals are structured similarly and consist of a base salary and quarterly incentives and bonuses. Their base salary depends on their experience and performance levels, while quarterly incentives and bonuses are based on the achievement of a number of factors, including new client acquisition, margin improvement, increases in the number of consultants, consultant productivity, consultant retention and administrative objectives.

    In addition to the Company's primary marketing approach, the Company also has developed three targeted marketing initiatives: Year 2000 compliance, project outsourcing and managed services/vendor on premise for IT services. The Company believes these initiatives will position Metro to capitalize on a growing trend towards vendors accepting more project responsibility.

EMPLOYEES

    Virtually all of the Company's consultants are treated as employees of the Company for federal and state tax purposes. For such individuals, the Company pays social security taxes (FICA), federal and state unemployment taxes and workers' compensation insurance premiums.

    As of September 30, 1996, the Company had 1,517 employees of which 1,471 were full-time and 46 were part-time (working 30 hours or less in a week). Of the 1,471 full-time employees, 1,266 were consultants and 205 were general and administrative staff. Of the 1,266 consultants, the Company classifies 847 as Regular Staff Members ("RSMs") and 419 as Associate Staff Members ("ASMs"). RSMs are entitled to full benefits and substantially all are salaried and continue to earn full salary and benefits even if not working for a client. The Company markets RSMs to new clients in anticipation of completion of current project assignments. ASMs are entitled to only statutory benefits and the majority are paid on an hourly basis. In addition to the statutory benefits, ASMs are permitted to participate in a limited number of other benefits, but are required to pay substantially all of the cost of these benefits. ASMs are employed only for specific client projects. As a result, even though the Company markets most ASMs to new clients in anticipation of completion of current project assignments, they are at greater risk of not being retained by the Company.

    Competition for qualified IT professionals to fill client needs is intense. Consultants are often contacted by competitors and clients who wish to hire them. The Company believes that its core philosophy and values, developed at the Company's inception, help it attract and retain high-quality IT professionals. Employees sign agreements that limit their ability to compete with the Company for a 12-month period after leaving the Company. In addition, clients may only hire employees of the Company working at the client's facility if permitted by, and in accordance with the terms of, the contractual provisions governing the engagement or with the Company's consent.

    The Company completes an annual comprehensive staff survey detailing employee satisfaction and areas for improvement. The survey results are published in special editions of the Company newsletter, MetroEXPRESS, and shared with employees and clients. The Company believes that the survey identifies changing employee needs and desires and increases employee satisfaction which reduces employee turnover. The Company is not a party to any collective bargaining agreements and considers its relationships with its employees to be excellent.

RECRUITING AND HIRING

    Recruiting and hiring qualified consultants is critical to the Company's success. The Company spends significant resources and effort to locate and retain high-quality consultants. Management believes a structured approach to recruiting increases the effectiveness of its recruiting efforts, ultimately resulting in the hiring of high-quality consultants and enhancing the Company's competitive position. The Company's structured recruiting approach is based on:

    - the use of a proprietary resume tracking database which allows qualified candidates to be identified based on specific client requirements,

    - effective communication between the local offices and corporate headquarters which allows all offices to share information and match candidates to the appropriate office and client and

    - a strict qualification process that utilizes Company-stated standards to qualify candidates both on a technical and professional basis.

    The Company identifies candidates through a variety of sources, including local and national advertising, recruiting agencies, referrals from employees and clients, the Internet, career fairs and professional associations. The Company believes its national presence and local office network enables it to recruit consultants with specialized skill sets, which are generally in higher demand and more difficult to locate.

Candidate resume information is entered into the Company's proprietary database, which allows the Company's 23 offices equal access to candidate qualifications. Office staff can search for candidates based on a variety of search criteria including skill sets, experience and location preferences. The Company's Quality Operations Department monitors the recruiting process and coordinates the sharing of information among all offices so candidates are quickly and efficiently pursued for hire throughout the Company.

    The Company seeks consultants who demonstrate a commitment to client service. Offices are required to adhere to a defined team recruiting process. The evaluation of candidates includes: (i) a basic qualification of the candidates' technical skills and experience, (ii) a behavioral interview to determine skill and personality match with the clients' environment, (iii) a minimum of two reference checks, (iv) a technical interview to objectively assess skill level and (v) a personal interview to further assess interpersonal skills.

    On September 30, 1996, the Company had 49 individuals performing recruiting functions. The compensation plan for these individuals consists of a base salary, commissions for consultant hires and quarterly bonuses.

CONSULTANT TRAINING AND EDUCATION

    The Company believes consultant training and education is essential to meeting client requirements for ever-changing skills and for retaining consultants. The Company offers a variety of training in technical and professional competencies on a Company-wide level, through its Human Resources Department and, on an individual office level, through each office's training coordinator. The Human Resources Department oversees professional and technical training, the licensing of computer-based training courses, development or licensing of instructor-led training, utilization of corporate training hardware and software and tuition reimbursement. Office training coordinators work closely with their office staff to provide effective training through the development of training plans, coordination of class logistics and the sponsorship of informal special interest training sessions.

OFFICE OPERATIONS

    Each office is staffed with a team of personnel to support varying client and consultant needs. Generally, each team performs support functions such as marketing, recruiting, professional development, business development and management. This team approach is designed to achieve the Company's goal of providing each client with "service beyond the client's expectations" and is illustrated by the Company's Client Support Structure:

                                   [Graphic]

                           "CLIENT SUPPORT STRUCTURE"

    [Chart of the Company's Client Support Structure showing the Company's clients in a rectangle at the top of the Chart. Below the clients appears a rectangle containing the positions of the Company's employees who perform services from the Company's officers. These positions consist of the Company's Consultants, Marketing Account Representatives, Client Service Coordinators, Professional Staff Recruiters, Staff Support of Training Coordinators and Office Directors. Below this rectangle appears a rectangle containing the departments that make up the Company's Corporate Support Group. These departments are Quality Operations, Information Services, Finance, Human Resources and Executive Management.]

    Clients are the focus of the Company's client support structure which provides each client with "layers of support" from the Company. The first layer of client support is the IT consultants who work at client sites on projects generally lasting six to 12 months. The next layer of support is each office's Leadership Team which includes: (i) marketing account representatives, (ii) client services coordinators, (iii) professional staff recruiters, (iv) staff support and training coordinators and (v) a director who leads the office Leadership Team, all of whom are supported by administrative assistants.

    Most office directors were promoted from within the Company and have an appreciation for the Company's culture. Having a strong core-leadership team that has "grown up" with the Company allows Metro to maintain its focus on supporting consultants and servicing clients.

CORPORATE SUPPORT GROUP

    The Corporate Support Group furnishes a "layer of support" for the Company's offices through its President and Chief Executive Officer, John H. Fain, and Chief Operating Officer, Andrew J. Downing, working in conjunction with the Vice Presidents of Operations ("VPOs") and the Quality Operations, Information Services, Finance and Human Resources Departments. The Corporate Support Group performs as many back office functions as possible at the corporate headquarters to allow the offices to focus primarily on client service and consultant support.

    EXECUTIVE MANAGEMENT. The Executive Management Team consists of Mr. Fain, Mr. Downing and three VPOs. Each VPO supports a group of five to ten offices.

    QUALITY OPERATIONS. The Quality Operations Department coordinates the Company's recruiting process and is responsible for its ISO 9002 registration and compliance. ISO is an international standard for quality assurance and consistency in operating procedures. The Company anticipates that many of its existing and prospective clients will soon require their IT services vendors' processes be ISO registered.

    INFORMATION SERVICES. The Information Services Department supports systems operations, office telecommunications and internal applications systems development and support. The Company has committed significant resources to the development of its recruiting systems to improve the database search capabilities, ease data entry via scanning and imaging, ease remote access to the database and implement a workgroup concept for using the system.

    FINANCE. The Finance Department is responsible primarily for general accounting, time entry and reporting, billing, accounts receivable, payroll, facilities acquisition and administration, risk management and monitoring contract performance.

    HUMAN RESOURCES. The Human Resources Department develops and refines policies and procedures, administers personnel benefits and coordinates staff hiring, training and development. The Human Resources Department has also established a benefits help desk designed to respond quickly and accurately to employee questions.

GEOGRAPHIC EXPANSION TEAM

    In 1995, the Company established a geographic Expansion Team to support the Company's growth plan to open three to five new offices annually for the next several years. The Expansion Team has supported or is supporting the seven offices opened by the Company since April 1, 1995. The Expansion Team focuses on: (i) culture transfer to ensure that the Company's "caring and sharing" values are adopted by the new office team, especially if team members are new to the Company; (ii) orientation and training to ensure that each member of the new office team thoroughly understands the Company's philosophy, mechanics and expectations of effectively performing their primary function; (iii) teamwork to ensure that office members are interacting and effectively communicating as a team and achieving team synergy; and (iv) performance of the primary functions. These primary functions include recruiting, sales and marketing, employee support and administration. Expansion Team members also act as coaches and role models for office team members.

    The Expansion Team consists of an Expansion Director, responsible for the sales and marketing for the new office, an Expansion Recruiter, responsible for recruiting for the new office, members of the Information Services Department, responsible for office communications equipment installation and support, and a Vice President of Operations, responsible for the selection and development of the local Leadership Team and the growth and profitability of the new office.

COMPETITION

    The IT services industry is extremely competitive and highly fragmented. Although the market is consolidating, management believes no one company is dominant. The Company's competitors include general IT services firms, temporary staffing and personnel placement companies, general management consulting firms, major accounting firms, divisions of large hardware and software companies and niche providers of IT services. Some of the Company's competitors possess substantially greater resources, greater name recognition and a more established client base than the Company. In addition, the services offered by the Company have been and continue to be provided by client personnel.

    The Company believes that the significant competitive factors in the sale of its services include quality of consultant services, availability of consultants, price, breadth of services offered and reputation. The Company believes the quality of consultant services is determined by the consultant's professionalism and ethics, relevant past experience, technical skills, ability to learn quickly, solve problems and meet milestones and sensitivity to client personnel and resources.

    As a result of intense competition, IT services engagements frequently are subject to pricing pressure. Clients also require vendors to be able to provide services in multiple locations. Competition for contracts for many of Metro's services takes the form of competitive bidding in response to requests for proposals and quotes.

    Prime Vendors present an additional competitive challenge. Prime Vendors enter into contractual arrangements with clients to fill their IT services needs either directly or through subcontractors. Because these Prime Vendors generally are given the first opportunity to fill a client's consultant needs, the industry trend toward the use of Prime Vendors may give the Company fewer opportunities to place consultants. In those circumstances where the Prime Vendor subcontracts with the Company to provide consultants, the Prime Vendor may place billing rate pressure on the Company.

    The Company has taken steps, when practical, to become a Prime Vendor of IT services for certain clients. The Company has experienced and anticipates continued pricing pressure from these clients as a condition to becoming or remaining a Prime Vendor. The Company evaluates these situations on an individual basis to determine whether these arrangements contribute to the overall profitability of the Company.

INTELLECTUAL PROPERTY

    In accordance with industry practice, contracts between the Company and its clients normally provide that all intellectual property created for a client belongs exclusively to that client. Intellectual property used by the Company to operate its business is owned by or licensed to the Company. The Company relies on trade secret laws to protect its proprietary software. The Company attempts to protect its trade secrets and other proprietary information through agreements with employees and consultants. The Company does not hold any patents and does not have any patent applications pending. There can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to deter misappropriation of its proprietary rights or third party development of similar proprietary software.

    Metro Information Services-SM- is a registered service mark of the Company. Other than Metro Information Services-SM-, the Company does not own any registered service marks.

FACILITIES

    The Company's principal executive office is located in Virginia Beach, Virginia. This facility currently serves as the headquarters for the Corporate Support Group. The Company's headquarters is located in two leased facilities that aggregate approximately 11,800 square feet at aggregate current annual rents of approximately $180,000 and terms expiring in 1998 and 2005. The Company has signed a lease for a new headquarters facility with approximately 19,300 square feet at current annual rent of approximately $298,000, a term beginning in December 1996 and expiring in 2001. The Company's 23 offices aggregate approximately 56,500 square feet and are leased at aggregate current annual rents of approximately $900,000 for various terms, with no lease commitment extending past the year 2001. In addition, in support of its geographic expansion plan, the Company occasionally leases residential apartments for terms of two to six months in those cities where its newest offices are located. The Company believes that its properties are adequate for its current needs. Further, the Company believes that suitable additional or replacement space will be available when required on terms the Company believes will be acceptable. See "Certain Transactions."

    The following table sets forth additional information concerning the Company's facilities:

DATE OPENED                                    OFFICE LOCATION
July 1979....................................  Tidewater (Virginia Beach), Virginia
September 1982...............................  Research Triangle (Raleigh), North Carolina
November 1982................................  Richmond, Virginia
August 1984..................................  Tampa Bay (Tampa), Florida
November 1984................................  Charlotte, North Carolina
October 1985.................................  Triad (Winston-Salem), North Carolina
March 1987...................................  Atlanta, Georgia
October 1987.................................  South Florida (Ft. Lauderdale), Florida
August 1988..................................  Caribbean Islands (Hato Rey), Puerto Rico
August 1989..................................  Orlando (Winter Park), Florida
November 1989................................  Greenville, South Carolina
March 1990...................................  Roanoke, Virginia
April 1991...................................  Nashville (Brentwood), Tennessee
September 1992...............................  Dallas/Ft. Worth (Dallas), Texas
July 1993....................................  Jacksonville, Florida
July 1994....................................  Houston, Texas
April 1995...................................  Cincinnati (Fort Mitchell, KY), Ohio
May 1995.....................................  Chicago (Des Plaines), Illinois
September 1995...............................  Phoenix, Arizona
November 1995................................  Delaware Valley (Wayne), Pennsylvania
April 1996...................................  Puget Sound (Bellevue), Washington
June 1996....................................  Washington, D.C. (Fairfax, VA)
October 1996.................................  Columbus (Worthington), Ohio

                                   MANAGEMENT

DIRECTOR, EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL

    The following table sets forth certain information regarding the directors, executive officers and certain key personnel of the Company.

NAME                               AGE      POSITION
-----------------------------  -----------  -------------------------------------------------------

John H. Fain.................          48   Sole Director, President and Chief Executive Officer
Andrew J. Downing............          40   Executive Vice President and Chief Operating Officer
Frank B. Bracken, Jr. .......          48   Vice President of Operations
Richard C. Jaeckle...........          50   Vice President of Operations
Kathleen A. Neff.............          47   Vice President of Operations
Bradley B. Breseman..........          46   Director of Quality Operations
Steven A. Lurus..............          41   Director of Finance, Secretary and Treasurer
Marilynn C. Moschel..........          49   Director of Human Resources
R. Lawrence Whitley..........          36   Director of Information Services

    JOHN H. FAIN has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in 1979. Mr. Fain also serves on the Board of Directors of Tidewater Health Care, Inc., Virginia Beach General Hospital and the Board of Trustees of Cape Henry Collegiate School. Mr. Fain received a bachelor of science degree in computer science from the University of South Carolina and has over 26 years of IT experience.

    ANDREW J. DOWNING joined the Company in 1983 and, since July 1, 1996, has served as Executive Vice President and Chief Operating Officer. He served in various marketing capacities in the Company's Virginia Beach, Virginia office beginning in 1983 through 1993, including Marketing Director. From January 1994 through December 1995, he served as a Regional Vice President and, beginning January 1996, until being named Executive Vice President, served as a Vice President of Operations. Mr. Downing received a bachelor of science degree in business from the University of Virginia and has over 18 years of IT experience.

    FRANK B. BRACKEN, JR. joined the Company in July 1984 and has served as a Vice President of Operations since July 1996. He served as Division Director in the Company's Richmond, Virginia office from January 1996 until being named a Vice President of Operations. From January 1994 to December 1995, Mr. Bracken served as Metro's National Account Marketing Director. From July 1984 to December 1993, he served in various marketing positions in the Company's Richmond, Virginia office. Mr. Bracken has over 25 years of IT experience.

    RICHARD C. JAECKLE, a Vice President of Operations, joined the Company in 1987 and has served as a Vice President since January 1994. From July 1989 to December 1993, he was responsible for the selection and development of new offices. Before joining the Company, Mr. Jaeckle was a Vice President of Sales and Marketing for Teco Technology, Inc. and served as branch manager and held other positions with Computer Task Group, Inc. Mr. Jaeckle has over 26 years of IT experience.

    KATHLEEN A. NEFF joined Metro in 1980 and since January 1996 has served as a Vice President of Operations. From January 1983 to December 1995, she served as the Technical Director of the Company's Richmond, Virginia office. Ms. Neff has over 25 years of IT experience.

    BRADLEY B. BRESEMAN joined the Company in April 1995 as Director of Quality Operations. Before joining Metro, Mr. Breseman spent 22 years with A.B. Dick Company in various capacities, last serving as Vice President, Service and Distribution. He received a bachelor of business administration degree in marketing and finance from the University of Wisconsin-Madison.

    STEVEN A. LURUS joined Metro in June 1984 as controller, in 1986, was named Director of Finance and, in 1991, was also named Secretary and Treasurer. He is a certified public accountant and, from 1981 to 1984, was on the staff of Goodman & Company CPAs. He received a bachelor of science degree in business administration from Old Dominion University.

    MARILYNN C. MOSCHEL, Director of Human Resources, joined Metro in February 1988. Before joining the Company, she served as Director of Marketing and Human Resources for Goodman & Company CPAs. From 1975 to 1981, she was on the Faculty of Old Dominion University's Speech, Communications and Theatre Arts Department. From 1971 to 1975, she was a Speech Pathologist. Ms. Moschel received a bachelor of arts degree from Mary Washington College, a master of education degree from the University of Virginia and an advanced certificate in higher educational administration from the College of William and Mary.

    R. LAWRENCE WHITLEY joined the Company in September 1988 and since July 1992, has served as Director of Information Services. From September 1988 through March 1989, Mr. Whitley was an Information Systems Consultant working on the Company's recruiting systems. From April 1989 through June 1992, he served as the Manager of Information Services. From January 1981 until joining Metro, Mr. Whitley served on the information services staff of, and held consulting positions for, a chemical company, a local government, a temporary services company and a NASA contractor. Mr. Whitley graduated from Old Dominion University with a bachelor of science degree in business administration with a concentration in Management Information Systems.

ELECTION OF DIRECTORS

    The Company intends to add two directors who are members of management before the completion of this offering and two directors who are not executive officers of the Company (the "Outside Directors") within 90 days after the date of this Prospectus. It will be necessary for the Company to appoint these Outside Directors within the 90-day period to maintain its Nasdaq National Market listing. Failure to appoint such Outside Directors could result in a delisting of the Common Stock from the Nasdaq National Market.

    Effective on the election of three directors, the Board of Directors will be divided into three classes, the members of which will serve for staggered three-year terms. At each annual meeting of shareholders, directors will be elected for three-year terms to succeed the directors of the class whose terms are then to expire. The terms of Class 1 Directors, Class 2 Directors and Class 3 Directors will expire on the election and qualification of successor directors at the annual meetings of shareholders to be held in 1997, 1998 and 1999, respectively. The Company's directors will serve until their respective successors are elected or until death, resignation or removal. Officers are appointed by, and serve at the pleasure of, the Board of Directors.

    After the offering, Mr. Fain will control a majority of the Common Stock.
Mr. Fain will therefore have beneficial voting control of approximately    % of
the total number of shares of Common Stock to be outstanding after the offering, and accordingly, will have the ability to elect the Company's entire Board of Directors and direct affairs of the Company. See "Principal and Selling Shareholders."

DIRECTOR COMPENSATION

    Directors who are executive officers of the Company will receive no compensation as such for service as members of either the Board of Directors or committees thereof. Outside Directors will receive an annual fee of $3,000, plus $500 for each Board of Directors and committee meeting attended and reimbursement for their expenses. The Company intends to adopt a non-qualified stock option plan for its Outside Directors (the "Outside Directors Stock Plan"). Under the Outside Directors Stock Plan, each Outside Director will be granted a non-statutory option for 3,000 shares of the Common Stock on such director's initial election as a director and, at each annual meeting of shareholders thereafter such director shall be granted an additional option for 1,000 shares of the Common Stock. The options granted to Outside Directors will be immediately exercisable in full at a price equal to the fair market value of the Common Stock on the date of grant. The options will expire ten years after the date of grant or one year after the Outside Director is no longer a director of the Company, whichever is earlier. Options for an aggregate of 50,000 shares of the Common Stock may be granted under the Outside Directors Stock Plan.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors intends to establish committees whose responsibilities are summarized as follows:

    AUDIT COMMITTEE. The Audit Committee will be comprised of the two Outside Directors and will be responsible for reviewing the independence, qualifications and activities of the Company's independent certified public accountants and the Company's financial policies, control procedures and accounting staff. The Audit Committee will be responsible for recommending to the Board of Directors the appointment of the independent certified public accountants, reviewing and approving the Company's financial statements and reviewing transactions between the Company and any Company officer, director or entity in which a Company officer or director has a material interest.

    COMPENSATION COMMITTEE. The Compensation Committee will be comprised of Mr. Fain and the Outside Directors and will be responsible for establishing the compensation of the Company's directors, officers and other managerial personnel, including salaries, bonuses, termination arrangements and other executive officer benefits. In addition, the Committee will be responsible for the administration of the Employee Stock Purchase Plan and Stock Option Plan, including the recipient, amount and terms of stock option grants. A Compensation Committee member who is also an officer of the Company is required to abstain on votes relating to such officer's compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors does not currently have a Compensation Committee, but anticipates establishing one within 90 days after the completion of this offering. The functions of the Compensation Committee, other than administration of the Stock Option Plan and the Employee Stock Purchase Plan, are currently performed by the Board of Directors of the Company. Mr. Fain serves on the Board of Directors and on the committee established to administer the Stock Option Plan and the Employee Stock Purchase Plan before the establishment of the Compensation Committee.

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning compensation paid to or earned by the Company's President and Chief Executive Officer and each of the Company's other most highly compensated executive officers who earned more than $100,000 for the year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
                                                --------------------------------------
                                                                        OTHER ANNUAL        ALL OTHER
NAME AND PRINCIPAL POSITION                      SALARY      BONUS    COMPENSATION(1)    COMPENSATION(2)
----------------------------------------------  ---------  ---------  ----------------  -----------------
John H. Fain,
  President and Chief Executive Officer.......  $ 600,000         --     $  216,292         $  14,489
Andrew J. Downing,
  Executive Vice President and Chief
  Operating Officer...........................    144,000  $ 149,675         43,258             7,591
Frank B. Bracken, Jr.,
  Vice President of Operations................    127,083     55,156         43,258               761
Richard C. Jaeckle,
  Vice President of Operations................    144,000     82,242         43,258               949
Kathleen A. Neff,
  Vice President of Operations................    127,083     61,421         43,258             7,494

------------------------

(1) Includes non-cash compensation accrued in the fourth quarter of 1995 for redeemable common stock issued for services performed in 1995 in an amount equal to the excess of the fair market value of such stock over the amount paid. The stock was issued pursuant to 30-day options, is fully vested with the same rights to dividends as other issued and outstanding Common Stock of the Company. Other compensation representing less than $50,000 or 10% of the officer's salary and bonus has been omitted. Does not include distributions to shareholders. See "Dividend Policy." and "Prior S Corporation Status."

(2) Includes certain insurance premiums paid by the Company, non-cash compensation for use of Company condominiums and amounts paid for excess accrued vacation.

    As of December 31, 1995, there were no outstanding options held by the Company's executive officers.

EMPLOYMENT AGREEMENTS

    The Company expects to enter into employment agreements with John H. Fain, the Company's Chairman of the Board, President and Chief Executive Officer, and Andrew J. Downing, Executive Vice President and Chief Operating Officer, with annual base salaries of $300,000 and $240,000, respectively, effective January 1, 1997. The employment agreements will provide for an initial term of one year. Thereafter, each agreement will automatically renew for successive one-year terms unless terminated by either party. Mr. Fain and Mr. Downing will also be entitled to a performance bonus up to approximately 50% of their base salary based on the Company's achievement of specified levels of revenue and operating income as determined by the Compensation Committee and to participate in such bonus programs and other benefit plans as are generally made available to other executive officers of the Company. The agreements will contain provisions protecting against use of the Company's confidential information and protecting the Company against competition from each officer for a two-year period after termination of employment in any market in which the Company operates.

    The Company expects to enter into employment agreements with Frank B. Bracken, Jr., Richard C. Jaeckle and Kathleen A. Neff, the three Vice Presidents of Operations, with annual base salaries of $180,000 effective January 1, 1997. The employment agreements will provide for an initial term of one year. Thereafter, the agreements will automatically renew for successive one-year terms. Each individual will also be entitled to a performance bonus up to approximately 50% of base salary based on the Company's achievement of specified levels of revenue and operating income as determined by the Company and to participate in such bonus programs and other benefit plans as are generally made available to other executive officers of the Company. The agreements contain provisions protecting against the use of the Company's confidential information and protecting the Company against competition from each officer for a two-year period after termination of employment in any market in which the Company operates.

STOCK OPTION PLAN AND EMPLOYEE STOCK PURCHASE PLAN

    THE FOLLOWING SUMMARIES OF THE STOCK OPTION PLAN AND EMPLOYEE STOCK PURCHASE PLAN ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXTS OF SUCH PLANS, COPIES OF WHICH WILL BE FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

    The Company intends to adopt the Metro Information Services, Inc. 1997 Incentive Stock Option Plan ("Stock Option Plan") which will provide for the grant of incentive stock options (i.e., options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) to employees of the Company. Under the Stock Option Plan, the
Board of Directors may grant up to       options to purchase Common Stock.

    The Stock Option Plan will be administered by a committee (the "Committee") of the Board of Directors intended to satisfy all applicable requirements pertaining to disinterested administration under Rule 16b-3 of the 1934 Act ("Rule 16b-3") and Section 162(m) of the Code.

    The Committee may grant only incentive stock options pursuant to Section 422 of the Code ("Incentive Stock Options"). The exercise price of the options granted under the Stock Option Plan may be no less than 100% of the fair market value of the shares on the date of grant. The Committee has the authority to determine the terms (including vesting and expiration) of the stock option grants; provided, however, that the expiration date of such option shall comply with Section 422 of the Code. At the discretion of the Committee, options may be exercised by payment of the purchase price, in whole or in part, in cash, by promissory note or by the tendering of stock of the Company having a fair market value on the date the option is exercised equal to the purchase price. The ability to pay the purchase price in shares would, if permitted by the Committee, enable the holder of the option to engage in a series of successive stock for stock exercises and thereby fully exercise any options with little or no cash investment. It is expected, however, that the Committee will require that any shares tendered in satisfaction of the exercise price have been owned by the holder of the option for at least six months.

    The Stock Option Plan will provide that no option granted under the plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, other than by will or by the laws of descent and distribution, and each option will be exercisable, during such individual's lifetime, only by the individual or after the individual's death, only by such individual's legal representative.

    Determinations and interpretations with respect to the Stock Option Plan will be made by the Committee, whose determinations and interpretations will be binding on all interested parties.

    The Stock Option Plan will provide that the Board of Directors may amend, alter or terminate the Stock Option Plan at any time, provided that shareholder approval must generally be obtained for any change that would require shareholder approval under Rule 16b-3 or any other regulatory or tax requirement that the Board of Directors deems desirable to comply with or obtain relief under and subject to the requirement that no rights under an outstanding option may be impaired by such action without the consent of the holder thereof. With the consent of the holder, the Committee may amend or modify the terms of any outstanding option in any manner including to authorize the grant of new options in substitution for surrendered options, provided that the amended or modified terms are permitted by the Stock Option Plan as then in effect. In the event of certain corporate transactions or events affecting the Common Stock or the structure of the Company, the Committee may make certain adjustments set forth in the Stock Option Plan.

    Neither the adoption of the Stock Option Plan or the Employee Stock Purchase Plan discussed below, nor the making of awards under this plan will preclude the Company from adopting or establishing other incentive plans or arrangements and such plans or arrangements may be generally applicable only in specific cases.

    UNITED STATES FEDERAL TAX CONSEQUENCES OF THE STOCK OPTION PLAN. The following discussion summarizes the federal income tax consequences of the Stock Option Plan based on current provisions of the Code, which are subject to change. The summary does not cover any state or local tax consequence of participation in the Stock Option Plan.

    When an optionee exercises an incentive stock option while employed by the Company or within the three-month (one-year for disability) period after termination of employment, no ordinary income will be recognized by the optionee at that time, but the excess (if any) of the fair market value of the shares acquired on such exercise over the option price will be an adjustment to taxable income for purposes of the federal alternative minimum tax applicable to individuals. If the shares acquired on exercise are not disposed of before the expiration of one year after the date of transfer and two years after the date of grant of the option, the excess (if any) of the sales proceeds over the aggregate option price of such shares will be long-term capital gain, but the Company will not be entitled to any tax deduction with respect to such gain. If the shares are disposed of before the expiration of such periods (a "disqualifying disposition"), the excess of the fair market value of such shares at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if such had been realized, would have been recognized) will be ordinary income at the time of such disqualifying disposition and the Company will be entitled to a federal tax deduction in a like amount.

    Special rules may apply to a participant who is subject to Section 16(b) of the 1934 Act (generally directors, executive officers and 10% stockholders). Certain additional special rules apply if the exercise price for an option is paid for in shares previously owned by the optionee rather than in cash. The deductions described above may be subject to the limitations of Section 162(m) of the Code. Based on current law, however, the Company does not expect to be subject to such limitations.

    EMPLOYEE STOCK PURCHASE PLAN. The Company intends to adopt the Metro Information Services, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). The effectiveness of the Employee Stock Purchase Plan will be conditioned on the successful completion of this offering by May 1, 1997. Before completion of this offering, no shares may be purchased under the Employee Stock Purchase Plan. It is expected that under the Employee Stock Purchase Plan, a
maximum of       shares of Common Stock may be purchased from the Company by the employees through payroll withholding, pursuant to a series of quarterly offerings. The Employee Stock Purchase Plan will be established pursuant to the provisions of Section 423 of the Code. All full-time employees meeting certain service requirements (as will be defined in the Employee Stock Purchase Plan), except for employees who own Common Stock of the Company or options on such stock which represent more than 5% of Common Stock of the Company, will be eligible to participate. Following the public offering, the Employee Stock Purchase Plan will be administered by the Committee in a fashion intended to satisfy all applicable requirements pertaining to disinterested administration under Rule 16b-3 and Section 162(m) of the Code. The Committee may make certain adjustments set forth in the Employee Stock Purchase Plan. The Board of Directors may amend, alter or terminate the Plan at any time, provided that shareholder approval must generally be obtained for any change that would require shareholder approval under Rule 16b-3 or any other regulatory or tax requirement that the Board of Directors deems desirable to comply with or obtain relief under and subject to the requirement that no rights under the plan may be impaired by such action without the consent of the holder thereof. The Employee Stock Purchase Plan is expected to provide that the purchase price of Common Stock shall be not less than 85% of the fair market value of Common Stock on the date of the offering commencement or termination, whichever is lower. Shares will be made available in a series of quarterly offerings until the earlier of the time the shares reserved have been purchased or the end of the quarterly offering. The Employee Stock Purchase Plan is expected to provide that participants may purchase shares of Common Stock through a payroll deduction unless, before the actual purchase, a participant withdraws his accumulated payroll deductions. The Employee Stock Purchase Plan is expected to provide that no employee will be granted any right to purchase Common Stock with a value in excess of $25,000 per year. The Employee Stock Purchase Plan is expected to provide that in the event of a change in the control of the Company, as defined in the Employee Stock Purchase Plan, the holder of each outstanding option shall be entitled to receive at the time of the next succeeding quarterly offering for each share as to which an option was exercised, the cash, securities and/or property that the holder of one share of the Common Stock was entitled to receive in the change in control transaction.

    UNITED STATES FEDERAL TAX CONSEQUENCES OF THE EMPLOYEE STOCK PURCHASE
PLAN. The following discussion summarizes the federal income tax consequences of the Employee Stock Purchase Plan based on current provisions of the Code, which are subject to change. The summary does not cover any state or local tax consequences of participation in the Employee Stock Purchase Plan.

    Under Section 423 of the Code, employees will not realize taxable income at the commencement of the quarterly offering or when they complete their payment for and receive delivery of the Common Stock that they are eligible to purchase, provided such purchase occurs while they are employed by the Company or within three months after termination of employment. If no disposition of such Common Stock is made within two years after the date of execution of an agreement or within one year after the date of acquisition, any gain or loss that may be realized on the ultimate sale will be treated as long-term capital gain or loss. If such Common Stock, however, is disposed of within such two-year or one-year period, the difference between the market value of such Common Stock at the time of purchase and the purchase price will be treated as income taxable to the employee at ordinary income rates in the year the disposition occurs and the Company will be entitled to a federal tax deduction in the same amount in such year. Notwithstanding the above, if the purchase price of Common Stock when offered was less than 100% of its then fair market value, on a subsequent disposition of Common Stock by the employee, including a disposition after the two-year and one-year periods referred to above or the death of the employee while holding such Common Stock, the employee will recognize compensation taxable as ordinary income in an amount equal to the discount at the time of the offer or, if less, the excess of the Common Stock's value at the time of such disposition or death, as the case may be, over the original purchase price. The Company's deductions described above may be subject to the limitations of
Section 162(m) of the Code. Based on current law, however, the Company does not expect to be subject to such limitations.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date of this Prospectus and as adjusted to reflect the sale of the Common Stock offered hereby with respect to (i) the Company's director, (ii) the executive officers named in the Summary Compensation Table, (iii) all directors and officers of the Company as a group,
(iv) the Selling Shareholders and (v) each person known by the Company to own beneficially more than 5% of Common Stock. Unless otherwise indicated in the footnotes to the table below, each person or entity named below has an address in care of the Company's principal office.

                                       BEFORE OFFERING(1)                                    AFTER OFFERING(1)
                                --------------------------------                     ----------------------------------
                                 COMMON STOCK                                          COMMON STOCK
DIRECTOR, OFFICERS               BENEFICIALLY                       COMMON STOCK       BENEFICIALLY
  AND 5% SHAREHOLDERS                OWNED         PERCENTAGE       BEING OFFERED          OWNED          PERCENTAGE
------------------------------  ---------------  ---------------  -----------------  -----------------  ---------------
John H. Fain(2)...............                               %                                                      %
Andrew J. Downing(3)..........
Frank B. Bracken, Jr.(4)......
Janet A. Ellis(5).............
Richard C. Jaeckle(6).........
Kathleen A. Neff(7)...........
Marvin L. Welton(8)...........
The Fain Family
  Irrevocable Trust-1993(9)...
All directors and executive
  officers as a group (5
  persons)(2)(10).............

--------------------------

*    Indicates less than 1%.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "Commission") and includes general voting power or investment power with respect to securities. Shares of the Common Stock subject to options and warrants currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise specified below, the persons named in the table above have sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by them.

(2) Includes    shares of the Common Stock owned by a trust established by Mr.
    Fain of which his wife, Joyce L. Fain, and his sister, Cynthia L. Akins, are the co-trustees and of which Mr. Fain disclaims beneficial ownership and shares of the Common Stock held by Ms. Akins as custodian for the benefit of Mr. Fain's children under the Virginia Uniform Transfers to Minors Act of which Mr. Fain disclaims beneficial ownership.

(3) Includes       shares issuable on the exercise of stock options to be
    granted on the completion of this offering. See "Management--Stock Option
    Plan and Employee Stock Purchase Plan." A total of       of such shares are
    subject to the Underwriters' over-allotment option.

(4) Includes       shares issuable on the exercise of stock options to be
    granted on the completion of this offering. See "Management--Stock Option Plan and Employee Stock Purchase Plan."

(5) Includes       shares issuable on the exercise of stock options to be
    granted on the completion of this offering. See "Management--Stock Option
    Plan and Employee Stock Purchase Plan." A total of       of such shares are
    subject to the Underwriters' over-allotment option.

(6) Includes       shares issuable on the exercise of stock options to be
    granted on the completion of this offering. See "Management--Stock Option Plan and Employee Stock Purchase Plan."

(7) Includes       shares issuable on the exercise of stock options to be
    granted on the completion of this offering. See "Management--Stock Option
    Plan and Employee Stock Purchase Plan." A total of          of such shares
    are subject to the Underwriters' over-allotment option.

(8) Includes       shares issuable on the exercise of stock options to be
    granted on the completion of this offering. See "Management--Stock Option
    Plan and Employee Stock Purchase Plan." A total of       of such shares are
    subject to the Underwriters' over-allotment option. Mr. Welton's business address is: Carolina Place, Suite 105, 2626 Glenwood Avenue, Raleigh, NC 27608.

(9) Does not include       shares of Common Stock owned by Mr. Fain. The
    business address of The Fain Family Irrevocable Trust--1993 is P.O. Box 8888, Virginia Beach, VA 23450.

(10) Includes       shares issuable on the exercise of stock options to be
    granted on the completion of this offering. See "Management--Stock Option Plan and Employee Stock Purchase Plan" and "Management--Director Compensation."

                              CERTAIN TRANSACTIONS

    The Company leases an office building in Virginia Beach, Virginia, from a partnership in which Mr. Fain is one of the partners, on a triple-net basis with annual base lease payments of approximately $144,000 through November 30, 2005. The Company expects that this lease will be terminated by December 31, 1996. The Company believes the terms of the lease are no less favorable to the Company than could have been obtained from an unaffiliated third party. The premises will serve as the Company's corporate headquarters until the Company relocates its headquarters which is expected to occur before December 31, 1996. See "Business--Facilities."

    At November 15, 1996, Mr. Fain owed the Company $354,744 under a March 1, 1995 $1.0 million credit line deed of trust note. The highest amount outstanding under this note within the last 12 months was $875,000. This note provides for payments of interest only at the annual rate of 8.0% and is due in full on March 1, 2005. The note is secured by real property owned by Mr. Fain. The Company expects that this loan will be repaid in full, the note cancelled and the security released before the completion of this offering.

    In September 1996, the Company purchased a condominium located in Wintergreen, Virginia. The condominium was purchased from a partnership in which Mr. Fain was a 50% partner. The $125,000 purchase price for the property was determined by an independent appraisal. Also in September 1996, the Company purchased a condominium located in Nassau County, Florida. The condominium was purchased from a partnership in which Mr. Fain, Mr. Downing and Ms. Ellis were general partners. The $255,000 purchase price for the property was determined by an independent appraisal. In 1992, the general partnership that owned the Nassau County, Florida condominium borrowed $200,000 from the Company to fund partially its purchase. This loan bore interest at an annual rate of 8.0% and was repaid in full on September 27, 1996. The highest amount outstanding under this loan within the last 12 months was $169,791. Before their purchase by the Company, the partnerships leased these condominiums to the Company and were generally made available to the Company's employees as a benefit. The annual rent paid by the Company under leases for the Wintergreen, Virginia property and Nassau County, Florida property was $33,000 and $36,000, respectively. The Company believes that the terms of the leases were no less favorable to the Company than could have been obtained from an unaffiliated third party.

    In 1987, the Company became an S corporation for federal and certain state income tax purposes. As such, the Company's income was allocated and taxable to the Company's individual shareholders, rather than to the Company. Between 1987 and September 30, 1996, the Company declared and made distributions to its shareholders aggregating $23.9 million. Before the completion of this offering, the Company intends to make the Distributions. See "Prior S Corporation Status."

    The Company intends to enter into agreements (the "Tax Indemnification Agreements") with each of its existing shareholders providing for, among other things, the indemnification of the Company by them for any federal, state and other income taxes (including interest) incurred by the Company if for any reason the Company is deemed to have been a C corporation during any period for which it reported its taxable income as an S corporation, but only to a maximum amount equal to the aggregate distributions (including the Distributions) from the Company with respect to periods during which the Company was an S corporation. See "Prior S Corporation Status."

    The Audit Committee of the Board of Directors, when constituted, will be responsible for reviewing all future transactions between the Company and any officer or director of the Company or any entity in which an officer or director has a material interest. Any such transactions must be on terms no less favorable than those that could be obtained on an arms-length basis from independent third parties. See "Management--Committees of the Board."

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company consists of 50,000,000 shares of Common, par value $0.01 per share, of which 49,000,000 shares are designated as the Common Stock and 1,000,000 shares are designated as Nonvoting Common Stock and 1,000,000 shares are designated as Preferred Stock, par value $0.01. As of
the date of this Prospectus, there are issued and outstanding       shares of
Common held of record by 28 shareholders and no shares of Preferred Stock outstanding. As a part of the Pre-Offering Transactions, all shares of Nonvoting Common Stock will be released from the contractual obligations requiring their redemption in certain circumstances and will be converted into the Common Stock on a one-for-one basis. See "Principal and Selling Shareholders."

    The following description is qualified in its entirety by reference to the Articles and Bylaws, which will be filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Cumulative voting in the election of directors is not permitted. Holders of the Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of and provision for liabilities. Holders of the Common Stock have no conversion, preemptive or other rights to subscribe for additional shares or other securities and there are no redemption or sinking fund provisions with respect to such shares. The issued and outstanding shares of the Common Stock are, and the shares offered hereby will be on payment therefor, fully paid and nonassessable.

    The rights, preferences and privileges of holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future. See "Anti-Takeover Effects of Certain Provisions of the Company's Articles of Incorporation and Bylaws and Virginia Law" below for a description of the votes required to elect and remove directors.

PREFERRED STOCK

    The Board of Directors has the authority, without further action of the shareholders of the Company, to issue up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series and to fix or determine the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series.

    The Board of Directors, without shareholder approval, has the power to issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of the Common Stock. The issuance of Preferred Stock, although providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of discouraging, delaying or preventing a change in control of the Company. There are currently no issued or outstanding shares of Preferred Stock and the Company has no present plans to issue any shares of Preferred Stock.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF
  INCORPORATION AND BYLAWS AND VIRGINIA LAW

    ARTICLES OF INCORPORATION AND BYLAWS. The Articles provide that the directors of the Company shall be classified into three classes as nearly equal in size as possible, with staggered three-year terms. Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in the election at a meeting in which a quorum is present. Cumulative voting is not permitted. A quorum consists of a majority of the shares entitled to vote, whether represented in person or by proxy. The Articles provide that a director may be removed by the shareholders only at an annual meeting of shareholders and only by a vote of the holders of more than two-thirds of the shares entitled to vote. The staggered terms of the Board of Directors and the removal provision could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

    STATUTORY PROVISIONS. The Company is subject to several anti-takeover provisions under Virginia law that apply to a public corporation organized under Virginia law unless the corporation has elected to opt out of such provisions in its Articles or (depending on the provision in question) its Bylaws. The Company has not elected to opt out of these anti-takeover provisions. The Virginia State Corporation Act ("Virginia Act") contains a provision that prohibits the voting of shares in a publicly held Virginia corporation which are acquired in a "control share acquisition" unless voting rights are granted by resolution adopted by the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party). A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to vote or direct the vote of shares having voting power within any of the following ranges of the votes entitled to be cast in an election of directors: (i) one-fifth or more but less than one-third of such votes, (ii) one-third or more but less than a majority of such votes and (iii) a majority or more of such votes. This statutory voting restriction is not applicable in certain circumstances set forth in the Virginia Act.

    The Virginia Act also contains an "affiliated transaction" provision. This statute prohibits a Virginia corporation with more than 300 shareholders from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder unless (i) the transaction is approved by a majority (but not less than two) of disinterested directors and (ii) the transaction is approved by the holders of two-thirds of the Company's voting shares other than those owned by the interested shareholder. After the three-year period, an affiliated transaction, subject to certain exceptions, must be approved by the affirmative vote of a majority of the disinterested directors or the holders of two-thirds of the voting shares of stock, other than shares beneficially owned by the interested shareholder. With certain exceptions, "affiliated transactions" include certain mergers, share exchanges, issuances of voting shares of stock, the sale, exchange, mortgage, pledge, transfer or other disposition of corporate assets, dissolution of the corporation, reclassification of securities or recapitalization of a corporation or other transactions between the corporation (or its subsidiary) and an interested shareholder. With certain exceptions, an "interested shareholder" is a person who, together with affiliates and associates, owns, or within the preceding three years did own, more than 10% of any class of the corporation's voting stock. Shareholders who own more than 10% or more of the corporation's voting stock continuously from the date the corporation becomes subject to the affiliated transactions provisions (i.e., by virtue of the corporation having more than 300 shareholders) are exempted from the application of the affiliated transaction provisions. Accordingly, John H. Fain, President and Chief Executive Officer, will not be subject to these provisions providing he continues to own more than 10% of the Company's voting stock, even if he acquires additional shares of voting stock after the completion of this offering.

    The foregoing provisions of the Virginia Act and the Articles and the Bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, the Company.

INDEMNIFICATION AND ELIMINATION OF LIABILITY

    The Articles contain provisions that govern indemnification of the Company's directors, officers, agents and employees. These provisions enable the Company to indemnify these individuals to the fullest extent permitted by Virginia law. By law, Virginia corporations may indemnify any person who was or is a party to any proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in any such capacity of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if the individual acted in good faith and believed (i) in the case of conduct in the individual's official capacity with the Company, that the individual's conduct was in the best interests of the Company or (ii) in all other cases, that the individual's conduct was at least not opposed to the best interests of the Company. In addition, in the case of any criminal proceeding, the individual must not have had reasonable cause to believe his conduct was unlawful. Virginia law requires the Company to indemnify its directors and officers (and allows the Company to indemnify employees or agents) who entirely prevail in the defense of any proceeding to which they were a party because they are or were directors or officers (or employees or agents) of the Company. The indemnification authorized under Virginia law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles or Bylaws. The Articles also provide for the advancement of expenses incurred by its directors, officers, agents and employees in connection with the defense of any action, suit or proceeding to which such a person is or was a party because such a persons is or was a director, officer, agent or employee of the Company, on the receipt of an undertaking to repay such amount, if it is ultimately determined that such person is not entitled to indemnification. Virginia law permits the Company to purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director. This insurance protection is available under Virginia law whether the Company would have the power to indemnify the director or officer against such liability under Virginia law.

    Virginia law prohibits the Company from indemnifying directors and officers in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the Company, although the court in which such action was brought may order indemnification of the director or officer to the extent of his reasonable expenses if it determines that the director or officer is entitled such indemnification. Virginia law also prohibits the Company from indemnifying directors or officers in connection with any other proceeding charging improper personal benefit to the director or officer (whether or not involving action in his official capacity) in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by him.

    Under Virginia law and the Articles, directors and officers are not personally liable for monetary damages to the Company or any other person for acts or omissions in their capacity as a director or officer, except in certain limited circumstances such as certain violations of criminal law and transactions in which the director or officer derived an improper personal benefit. As a result, shareholders may be unable to recover monetary damages against directors and officers for actions taken by directors or officers that constitute negligence or gross negligence or that violate their fiduciary duties. Injunctive or other equitable relief may be available.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is           .

                        SHARES ELIGIBLE FOR FUTURE SALE

    On the completion of this offering, the Company will have       shares of
the Common Stock outstanding. Of these shares, the       shares of the Common
Stock sold in this offering (      shares if the Underwriters' over-allotment
option is exercised in full) will be freely tradeable by persons other than affiliates of the Company, without restriction under the Securities Act. The
remaining       shares of the Common Stock (      shares if the Underwriters'
over-allotment option is exercised in full) will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Of
this amount,       shares will be beneficially owned by persons who are
affiliates of the Company and, commencing 90 days after the date of this Prospectus, would be eligible for public sale pursuant to Rule 144, subject to the volume restrictions discussed below. The directors, executive officers and shareholders of the Company, however, have agreed not to sell, contract to sell or otherwise dispose of any shares of the Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Robert W. Baird & Co. Incorporated.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned his or her shares for at least two years (including the prior holding period of any prior owner other than an affiliate) is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of the Common Stock and the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not or has not been deemed an "affiliate" of the Company for at least three months and who has beneficially owned shares for at least three years (including the holding period of any prior owner other than an affiliate) would be entitled to sell such shares under Rule 144 without regard to the limitations discussed above.

    Before this offering, there has been no public market for the Common Stock. Sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Selling Shareholders have agreed to sell to each of the Underwriters listed below, and the Underwriters, for whom Robert W. Baird & Co. Incorporated, J.C. Bradford & Co. and The Robinson-Humphrey Company, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase, the respective number of shares of the Common Stock set forth opposite their names below:

                                                                                    NUMBER
UNDERWRITERS                                                                       OF SHARES
---------------------------------------------------------------------------------  ---------
Robert W. Baird & Co. Incorporated...............................................
J.C. Bradford & Co. .............................................................
The Robinson-Humphrey Company, Inc. .............................................

                                                                                   ---------
      Total......................................................................
                                                                                   ---------
                                                                                   ---------

    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by their counsel and to various other conditions. The Underwriters are obligated to purchase all the shares of the Common Stock offered hereby, excluding shares covered by the over-allotment option granted to the Underwriters, if any such shares are purchased.

    The Company and the Selling Shareholders have been advised by the Representatives that the Underwriters propose to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price, less a concession of not in
excess of $         per share, and that the Underwriters and such dealers may
reallow a concession of not in excess of $         per share to other dealers.
The public offering price and concessions and reallowances to dealers may be changed by the Representatives after the initial public offering.

    Certain of the Selling Shareholders have granted to the Underwriters an option, exercisable within 30 days after the date of the initial public
offering, to purchase up to an additional       shares of Common Stock to cover
over-allotments, at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any such additional shares pursuant to this option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments, if any, in connection with the offering.

    The Company and the Underwriters have agreed to indemnify, or to contribute to payments made by, each other against certain civil liabilities, including certain civil liabilities under the Securities Act.

    Before the offering, there has been no public market for the Common Stock. The initial public offering price has been determined by negotiation among the Company, the Selling Shareholders and the Representatives. The factors considered in determining the initial public offering price include the history of and prospects for the business in which the Company operates, past and present operations, revenue and earnings of the Company and the trend of such earnings, the prospects for such earnings, the general condition of the securities markets at the time of the offering and the demand for similar securities of reasonably comparable companies.

    The Representatives have informed the Company and the Selling Shareholders that the Underwriters do not intend to make sales to any accounts over which they exercise discretionary authority.

    The Company and all of its existing shareholders have agreed not to sell, contract to sell or otherwise dispose of any shares of the Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Robert W. Baird & Co. Incorporated. See "Shares Eligible for Future Sale."

                                 LEGAL MATTERS

    The validity of the issuance of the shares of the Common Stock offered hereby will be passed on for the Company and the Selling Shareholders by Clark & Stant, P.C., Virginia Beach, Virginia. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed on for the Underwriters by Latham & Watkins, Washington, D.C.

                                    EXPERTS

    The Financial Statements of the Company as of December 31, 1994 and 1995 and September 30, 1996 and for each of the years in the three-year period ended December 31, 1995 and the nine months ended September 30, 1996 have been included in this Prospectus and in the Registration Statement of which this Prospectus is a part in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and on the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in the Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Registration Statement, including the exhibits and schedules thereto, may be available from the Commission's Website which is located at http://www.sec.gov.

    The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants....................................................         F-2

Financial Statements

  Balance Sheets.....................................................................         F-3

  Statements of Income...............................................................         F-4

  Statements of Changes in Redeemable Common Stock and Shareholders' Equity..........         F-5

  Statements of Cash Flows...........................................................         F-6

  Notes to Financial Statements......................................................         F-7

INDEPENDENT AUDITORS' REPORT

    When the transactions referred to in note 10 to the financial statements have been finalized and consummated, we will be in a position to render the following report.

                                          KPMG PEAT MARWICK LLP

The Board of Directors and Shareholders
Metro Information Services, Inc.:

We have audited the accompanying balance sheets of Metro Information Services, Inc. as of December 31, 1994 and 1995 and September 30, 1996, and the related statements of income, changes in redeemable common stock and shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995 and the nine-month period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metro Information Services, Inc. as of December 31, 1994 and 1995 and September 30, 1996 and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 1995 and the nine-month period ended September 30, 1996, in conformity with generally accepted accounting principles.

Norfolk, Virginia
November 15, 1996, except as to note 10, which
          is as of       , 1997

                        METRO INFORMATION SERVICES, INC.
                                 BALANCE SHEETS

                                                      DECEMBER 31,                        PRO FORMA
                                                 ----------------------  SEPTEMBER 30,  SEPTEMBER 30,
                                                    1994        1995         1996           1996
                                                 ----------  ----------  -------------  -------------
                                                                                         (UNAUDITED)
ASSETS:
  Current assets:
    Cash.......................................  $   99,885  $  116,835   $   123,943    $   123,943
    Accounts receivable, less allowance for
      doubtful accounts of $68,641 and $86,007
      at December 31, 1994 and 1995 and
      $112,739 at September 30, 1996 (note
      4).......................................  11,414,251  15,781,539    18,822,034     18,822,034
    Notes receivable--related parties (note
      2).......................................      31,763      18,060        26,422             --
    Deferred income taxes......................          --          --            --        650,000
    Prepaid expenses...........................     148,558     220,243       294,602        294,602
                                                 ----------  ----------  -------------  -------------
      Total current assets.....................  11,694,457  16,136,677    19,267,001     19,890,579
  Property and equipment, net (notes 3 and
    4).........................................   1,556,196   2,615,226     3,749,053      3,749,053
  Notes receivable--related parties, less
    current maturities (note 2)................     169,599     963,622       325,000             --
  Other assets.................................      46,245      70,644       160,813        160,813
                                                 ----------  ----------  -------------  -------------
  Total assets.................................  $13,466,497 $19,786,169  $23,501,867    $23,800,445
                                                 ----------  ----------  -------------  -------------
                                                 ----------  ----------  -------------  -------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Current liabilities:
    Line of credit facilities (note 4).........  $3,596,431  $7,255,622   $ 4,605,645    $13,454,223
    Accounts payable...........................     553,630     956,629     1,248,969      1,248,969
    Accrued compensation and benefits..........   3,820,557   5,556,640     7,056,043      7,056,043
                                                 ----------  ----------  -------------  -------------
      Total current liabilities................   7,970,618  13,768,891    12,910,657     21,759,235
  Deferred income taxes........................          --          --            --        240,000
                                                 ----------  ----------  -------------  -------------
      Total liabilities........................   7,970,618  13,768,891    12,910,657     21,999,235
                                                 ----------  ----------  -------------  -------------
  Redeemable common stock (note 8).............   1,070,400   1,404,298     2,650,893             --
                                                 ----------  ----------  -------------  -------------
  Shareholders' equity:
    Preferred stock, pro forma, $0.01 par
      value; authorized 1,000,000 shares; none
      issued and outstanding (note 10).........          --          --            --             --
    Common stock, $10 par value and pro forma
      $0.01 par value; authorized 2,500 shares
      and pro forma 50,000,000 shares; issued
      and outstanding 2,500 shares and pro
      forma       shares (notes 8 and 10)......          25          25            25             36
    Additional paid-in capital.................      24,975      24,975        24,975      2,675,857
    Retained earnings (deficit)................   4,400,479   4,587,980     7,915,317       (874,683)
                                                 ----------  ----------  -------------  -------------
      Total shareholders' equity...............   4,425,479   4,612,980     7,940,317      1,801,210
                                                 ----------  ----------  -------------  -------------
Commitments, contingencies and subsequent
  events (notes 7 and 10)......................
Total liabilities and shareholders' equity.....  $13,466,497 $19,786,169  $23,501,867    $23,800,445
                                                 ----------  ----------  -------------  -------------
                                                 ----------  ----------  -------------  -------------

                See accompanying notes to financial statements.

                        METRO INFORMATION SERVICES, INC.
                              STATEMENTS OF INCOME

                                                                            NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                      ----------------------------------  ----------------------
                                         1993        1994        1995        1995        1996
                                      ----------  ----------  ----------  ----------  ----------
                                                                          (UNAUDITED)

Revenue.............................  $53,344,335 $68,668,769 $85,904,026 $62,336,243 $83,282,418
Cost of revenue.....................  37,646,138  48,220,645  61,074,051  44,292,257  58,286,967
                                      ----------  ----------  ----------  ----------  ----------
Gross profit........................  15,698,197  20,448,124  24,829,975  18,043,986  24,995,451
Selling, general and administrative
  expenses (notes 2 and 8)..........  11,460,856  14,595,147  19,506,718  13,510,652  18,209,072
                                      ----------  ----------  ----------  ----------  ----------
Operating income....................   4,237,341   5,852,977   5,323,257   4,533,334   6,786,379
                                      ----------  ----------  ----------  ----------  ----------
Interest expense....................     (52,186)   (232,745)   (380,420)   (269,012)   (252,063)
Interest income.....................      60,106      18,190      57,440      35,697      42,261
                                      ----------  ----------  ----------  ----------  ----------
    Net interest income (expense)...       7,920    (214,555)   (322,980)   (233,315)   (209,802)
                                      ----------  ----------  ----------  ----------  ----------
Net income..........................  $4,245,261  $5,638,422  $5,000,277  $4,300,019  $6,576,577
                                      ----------  ----------  ----------  ----------  ----------
                                      ----------  ----------  ----------  ----------  ----------
Pro forma income data:
  Net income........................  $4,245,261  $5,638,422  $5,000,277  $4,300,019  $6,576,577
  Pro forma provision for income
    taxes (unaudited) (note 5)......   1,698,104   2,255,369   2,000,111   1,720,008   2,630,631
                                      ----------  ----------  ----------  ----------  ----------
    Pro forma net income
      (unaudited)...................  $2,547,157  $3,383,053  $3,000,166  $2,580,011  $3,945,946
                                      ----------  ----------  ----------  ----------  ----------
                                      ----------  ----------  ----------  ----------  ----------
  Pro forma net income per share
    (unaudited).....................                          $                       $
                                                              ----------              ----------
                                                              ----------              ----------
  Weighted average number of shares
    of common stock and common stock
    equivalents outstanding.........

                See accompanying notes to financial statements.

                        METRO INFORMATION SERVICES, INC.
                STATEMENTS OF CHANGES IN REDEEMABLE COMMON STOCK
                            AND SHAREHOLDERS' EQUITY

                                              REDEEMABLE
                                             COMMON STOCK        COMMON STOCK
                                          -------------------  ----------------   RETAINED
                                          SHARES     AMOUNT    SHARES   AMOUNT    EARNINGS       TOTAL
                                          ------   ----------  ------   -------  -----------  -----------
BALANCE AS OF DECEMBER 31, 1992.........    882    $  531,220  2,500    $25,000  $ 4,092,598  $ 4,117,598
Issuance of redeemable common stock.....     67       234,969     --        --            --           --
Stock redemption........................   (120)      (33,720)    --        --      (544,530)    (544,530)
Distributions paid......................     --            --     --        --    (4,637,794)  (4,637,794)
Net income for 1993.....................     --            --     --        --     4,245,261    4,245,261
                                          ------   ----------  ------   -------  -----------  -----------
BALANCE AS OF DECEMBER 31, 1993.........    829       732,469  2,500    25,000     3,155,535    3,180,535
Issuance of redeemable common stock.....     91       363,454     --        --            --           --
Stock redemption........................     (7)      (25,523)    --        --        (9,645)      (9,645)
Distributions paid......................     --            --     --        --    (4,383,833)  (4,383,833)
Net income for 1994.....................     --            --     --        --     5,638,422    5,638,422
                                          ------   ----------  ------   -------  -----------  -----------
BALANCE AS OF DECEMBER 31, 1994.........    913     1,070,400  2,500    25,000     4,400,479    4,425,479
Issuance of redeemable common stock.....     69       359,421     --        --            --           --
Stock redemption........................     (7)      (25,523)    --        --       (10,940)     (10,940)
Distributions paid......................     --            --     --        --    (4,801,836)  (4,801,836)
Net income for 1995.....................     --            --     --        --     5,000,277    5,000,277
                                          ------   ----------  ------   -------  -----------  -----------
BALANCE AS OF DECEMBER 31, 1995.........    975     1,404,298  2,500    25,000     4,587,980    4,612,980
Issuance of redeemable common stock.....     89     1,246,595     --        --            --           --
Distributions paid......................     --            --     --        --    (3,249,240)  (3,249,240)
Net income for the nine months ended
  September 30, 1996....................     --            --     --        --     6,576,577    6,576,577
                                          ------   ----------  ------   -------  -----------  -----------
BALANCE AS OF SEPTEMBER 30, 1996........  1,064    $2,650,893  2,500    $25,000  $ 7,915,317  $ 7,940,317
                                          ------   ----------  ------   -------  -----------  -----------
                                          ------   ----------  ------   -------  -----------  -----------

                See accompanying notes to financial statements.

                        METRO INFORMATION SERVICES, INC.
                            STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED                 NINE MONTHS ENDED
                                                      DECEMBER 31,                  SEPTEMBER 30,
                                           ----------------------------------  -----------------------
                                              1993        1994        1995        1995         1996
                                           ----------  ----------  ----------  -----------  ----------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................  $4,245,261  $5,638,422  $5,000,277  $4,300,019   $6,576,577
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation.........................     274,754     357,243     536,986     383,928      545,340
    Net loss on sale of property and
      equipment..........................       2,400         442       4,839       5,412       10,812
    Changes in assets and liabilities
      increasing (decreasing) cash:
      Accounts receivable................  (2,308,044) (3,030,606) (4,367,288) (3,221,804 ) (3,040,495)
      Prepaid expenses...................     (85,153)    (51,424)    (71,685)    (98,566 )    (74,359)
      Accounts payable...................     266,761      36,847     402,999      88,418      292,340
      Accrued compensation and
        benefits.........................     279,894     592,362   1,736,083   1,185,566    2,269,403
                                           ----------  ----------  ----------  -----------  ----------
        Net cash provided by operating
          activities.....................   2,675,873   3,543,286   3,242,211   2,642,973    6,579,618
                                           ----------  ----------  ----------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and
    equipment............................    (501,404)   (913,343) (1,617,562) (1,296,677 ) (1,698,347)
  Proceeds from sale of property and
    equipment............................         225         275      16,707      16,707        8,368
  Increase in other assets...............      (5,253)     (8,388)    (24,399)    (34,490 )    (90,169)
                                           ----------  ----------  ----------  -----------  ----------
        Net cash used in investing
          activities.....................    (506,432)   (921,456) (1,625,254) (1,314,460 ) (1,780,148)
                                           ----------  ----------  ----------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under line of credit....   3,119,381     477,050   3,659,191   2,425,617   (2,649,977)
  Proceeds from issuance of redeemable
    common stock.........................     234,969     363,454     359,421     359,421      476,595
  Redemption of redeemable common
    stock................................          --    (613,418)    (36,463)    (36,463 )         --
  Distributions to shareholders..........  (4,637,794) (4,383,833) (4,801,836) (3,402,305 ) (3,249,240)
  Advances on notes receivable--related
    parties..............................  (1,500,000)         --    (800,000)   (655,844 )   (125,000)
  Repayment of notes receivable--related
    parties..............................     206,079   1,554,395      19,680          --      755,260
                                           ----------  ----------  ----------  -----------  ----------
        Net cash used in financing
          activities.....................  (2,577,365) (2,602,352) (1,600,007) (1,309,574 ) (4,792,362)
                                           ----------  ----------  ----------  -----------  ----------
        Net increase (decrease) in
          cash...........................    (407,924)     19,478      16,950      18,939        7,108
Cash at beginning of period..............     488,331      80,407      99,885      99,885      116,835
                                           ----------  ----------  ----------  -----------  ----------
Cash at end of period....................  $   80,407  $   99,885  $  116,835  $  118,824   $  123,943
                                           ----------  ----------  ----------  -----------  ----------
                                           ----------  ----------  ----------  -----------  ----------
Supplemental disclosure of cash flow
  information--
  Cash paid for interest.................  $   52,186  $  232,745  $  380,420  $  269,012   $  252,063
                                           ----------  ----------  ----------  -----------  ----------
                                           ----------  ----------  ----------  -----------  ----------

                See accompanying notes to financial statements.

                        METRO INFORMATION SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    Metro Information Services, Inc. ("Metro" or the "Company") is an information technology ("IT") consulting services firm providing IT consultants on a contract basis to organizations with complex IT operations. The Company currently maintains offices in 12 states and Puerto Rico.

    REVENUE RECOGNITION AND CONCENTRATION OF CREDIT RISK

    The Company derives substantially all of its revenue from consulting services. Revenue is recognized as services are performed. Concentration of credit risk with respect to accounts receivable is limited due to the number and diversity of the Company's client base.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over their estimated useful lives. Depreciation on leasehold improvements is calculated on the straight-line method over the lesser of the length of the lease term or their estimated useful lives.

    OTHER ASSETS

    Other assets primarily consist of security deposits relating to the Company's leased facilities.

    INCOME TAXES

    The Company, with the consent of its shareholders, has elected to be taxed as an S corporation under federal and certain state income tax laws, which provide that, in lieu of corporate income taxes, the shareholders separately account for their PRO RATA share of the Company's items of income, gains, deductions, losses and credits.

    UNAUDITED INTERIM FINANCIAL INFORMATION

    Interim financial information for the nine months ended September 30, 1995, including such information in the notes to the financial statements, is unaudited. This information has been derived from financial statements prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects normal recurring adjustments considered necessary for a fair presentation of the results of such period. Financial results for the interim period are not necessarily indicative of the results for the full year.

    UNAUDITED PRO FORMA BALANCE SHEET

    The September 30, 1996 pro forma balance sheet gives effect to the following events, as if the anticipated initial public offering occurred as of September 30, 1996: (i) the distribution to the Company's existing shareholders of $9,200,000 of undistributed S corporation earnings accumulated from January 1, 1987 through September 30, 1996, using funds borrowed from the Company's line of credit facilities; (ii) the repayment of the note receivable from the majority shareholder; (iii) the release of all redeemable common stock from any agreement requiring its redemption; and (iv) the conversion to a C corporation

                        METRO INFORMATION SERVICES, INC.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for income tax purposes, making the Company's income taxable to the Company, rather than its shareholders, with pro forma current and deferred income taxes being presented as if the Company were a C corporation for income tax purposes, resulting in an offsetting credit of $410,000 to retained earnings. The Company's pro forma current income tax liability has been offset as if the distributions to shareholders made during the nine months ended September 30, 1996 were C corporation estimated tax payments.

    UNAUDITED PRO FORMA NET INCOME AND PRO FORMA NET INCOME PER SHARE

    The pro forma net income presented in the statements of income reflects the pro forma effects for income taxes at an effective rate of 40%, as if the Company had been a taxable entity for all periods presented.

    The pro forma net income per common share is computed based on the weighted average number of common shares and common equivalent shares (using the treasury stock method) outstanding after giving effect to the stock split discussed in note 10. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common and common equivalent shares issued during the 12-month period before filing of the initial public offering even if anti-dilutive, have been included in the calculation as if they were outstanding for all periods, using the treasury stock method at an assumed initial public
offering price of $         per share.

    EFFECT OF RECENT ACCOUNTING STANDARDS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION. With respect to stock options granted to employees, SFAS No. 123 permits companies to continue using the accounting method promulgated by the Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, to measure compensation or to adopt the fair value based method prescribed by SFAS No. 123. If APB No. 25's method is continued, pro forma disclosures are required as if SFAS No. 123 accounting provisions were followed. Management has determined not to adopt SFAS No. 123's accounting recognition provisions. In the opinion of management, SFAS No. 123 is not expected to have a material impact on the Company's financial statements.

    SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF, is effective for years beginning after December 15, 1995. The Company has adopted this pronouncement which did not have a material impact on the Company's financial statements.

    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                        METRO INFORMATION SERVICES, INC.

(2) RELATED PARTY TRANSACTIONS

    NOTES RECEIVABLE

    Notes receivable--related parties, consist of the following:

                                                               DECEMBER 31,
                                                         ------------------------  SEPTEMBER 30,
                                                            1994         1995          1996
                                                         -----------  -----------  -------------
The $1,000,000 line of credit note from the majority
 shareholder, requires annual payments of interest only
 at 8%, is secured by Deed of Trust on real property,
 and is due March 2005.................................          --    $ 800,000     $ 351,422
The note from a partnership in which the majority
 shareholder and two other shareholders are general
 partners, was unsecured, required monthly payments of
 principal and interest at 8%, and was repaid in
 1996..................................................   $ 173,839      168,322            --
Other..................................................      27,523       13,360            --
                                                         -----------  -----------  -------------
                                                            201,362      981,682       351,422
Less current maturities................................      31,763       18,060        26,422
                                                         -----------  -----------  -------------
                                                          $ 169,599    $ 963,622     $ 325,000
                                                         -----------  -----------  -------------
                                                         -----------  -----------  -------------

    OTHER

    The Company's corporate headquarters is owned by a partnership in which the majority shareholder of the Company is a general partner. The lease agreement provides for an annual rental of $144,000 payable in monthly installments of $12,000, with an original lease term of 20 years that expires in 2005. The Company has signed a lease with an unrelated third party for a new corporate headquarters facility which commences December 15, 1996, at an annual rental of $298,050 payable in monthly installments of $24,837, with an original lease term of five years that expires in 2001. The Company intends to continue to use the existing leased office space unless a settlement can be reached with the partnership. Management does not believe a loss accrual will result.

    In September 1996, the Company purchased two condominiums from partnerships in which the majority shareholder and certain other shareholders of the Company are general partners. The total purchase price of $380,000 was determined by independent appraisals. Before the purchase, these condominiums were leased by the Company from the partnerships for annual rentals of $69,000 and were generally made available to the Company's employees as a benefit.

                        METRO INFORMATION SERVICES, INC.

(3) PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                            DECEMBER 31,
                                              USEFUL    --------------------  SEPTEMBER 30,
                                               LIFE       1994       1995         1996
                                             ---------  ---------  ---------  -------------
Land.......................................       n.a.         --  $  60,296   $    94,376
                                                  27.5
Buildings..................................      years         --    278,483       607,297
Computer equipment.........................  5-7 years  $2,026,511 2,917,598     3,949,078
Furniture and equipment....................  5-7 years    773,561  1,048,851     1,299,531
Leasehold improvements.....................    Various     43,155     54,142        60,751
                                                        ---------  ---------  -------------
                                                        2,843,227  4,359,370     6,011,033
      Less accumulated depreciation........             1,287,031  1,744,144     2,261,980
                                                        ---------  ---------  -------------
                                                        $1,556,196 $2,615,226  $ 3,749,053
                                                        ---------  ---------  -------------
                                                        ---------  ---------  -------------

(4) LINE OF CREDIT FACILITIES

    The Company maintains three line of credit facilities with three different banks. As of September 30, 1996, availability under the three facilities totaled $11,000,000 with $4,605,645 outstanding. Borrowings under these lines may not exceed the lesser of $11,000,000 and 75% of the Company's eligible accounts receivable. The facilities bear interest at the London Interbank Offered Rate (LIBOR) plus 150 basis points, payable monthly. Borrowings are collateralized by a security interest in the Company's accounts receivable, general intangibles, inventory and furniture and fixtures. The facilities also include several covenants which restrict transfers or changes in control of the Company, limit additional indebtedness, require the lenders' consent for mergers and require the Company to maintain a specified debt to net worth ratio and to meet a minimum shareholders' equity requirement. Two of the three facilities, with availability of $9,000,000, expire on April 30, 1997. The third facility expires on May 31, 1997.

    The average interest rates on the facilities for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996 were 10.5%, 8.5% and 6.4%, respectively.

                        METRO INFORMATION SERVICES, INC.

(5) INCOME TAXES

    The unaudited pro forma provision for income taxes presented on the statements of income represents the estimated taxes that would have been recorded had the Company been a C corporation for income tax purposes for each of the periods presented. The pro forma provision for income taxes is as follows:

                                            YEAR ENDED DECEMBER 31,
                                        -------------------------------
                                          1993       1994       1995
                                        ---------  ---------  ---------
Pro forma (unaudited).................
  Federal.............................  $1,443,389 $1,917,063 $1,700,094
  State...............................    254,715    338,306    300,017
                                        ---------  ---------  ---------
      Total pro forma.................  $1,698,104 $2,255,369 $2,000,111
                                        ---------  ---------  ---------
                                        ---------  ---------  ---------

    The pro forma tax expense differs from the amount which would be provided by applying the statutory federal rate to income before income taxes primarily as a result of state income taxes.

    A reconciliation of the statutory federal income tax rate and the effective rate is as follows:

                                              YEAR ENDED DECEMBER 31,
                                          -------------------------------
                                            1993       1994       1995
                                          ---------  ---------  ---------
Statutory tax rate......................         34%        34%        34%
Effect of:
  State and local income taxes, net of
    federal tax benefit.................          5          5          5
  Other.................................          1          1          1
                                          ---------  ---------  ---------
      Effective tax rate................         40%        40%        40%
                                          ---------  ---------  ---------
                                          ---------  ---------  ---------

(6) PROFIT SHARING PLAN

    The Company sponsors a 401(k) employee benefit plan covering all eligible employees with a minimum of three months of service. Eligible employees are permitted to make voluntary deductible contributions to the plan and the Company makes matching contributions of one-half of the eligible employee's contribution, up to a maximum of 6% of the eligible employee's compensation.

    The Company made matching contributions of $635,737, $749,324, $939,223, $674,510 (unaudited) and $812,918 to the plan for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, respectively.

(7) COMMITMENTS AND CONTINGENCIES

    The Company is obligated under various noncancelable operating leases for office space (including the related party lease discussed in note 2). Rent expense for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 was $556,625, $625,054, $854,539, $615,973
(unaudited) and $792,243, respectively, and is included in selling, general and administrative expenses in

                        METRO INFORMATION SERVICES, INC.

(7) COMMITMENTS AND CONTINGENCIES (CONTINUED) the accompanying statements of income. Renewal options are available at most locations. Future minimum lease payments under all leases entered into through September 30, 1996 are as follows:

Remainder of fiscal 1996.....................................  $ 293,884
1997.........................................................  1,351,498
1998.........................................................  1,097,114
1999.........................................................    950,309
2000.........................................................    795,847
Thereafter...................................................  1,173,248
                                                               ---------
                                                               $5,661,900
                                                               ---------
                                                               ---------

    The Company self-insures against employees' health insurance claims up to a stop loss limit of $125,000 per employee per year and a variable, aggregate stop loss limit. Amounts charged to income related to insurance claims were $1,482,634, $1,613,111, $2,206,861, $1,564,370 (unaudited) and $1,681,559 for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, respectively. Included in accrued compensation and benefits on the accompanying balance sheet is a reserve for claims incurred but not yet reported of $339,257, $328,099 and $463,228 at December 31, 1994 and 1995 and September 30, 1996, respectively.

(8) COMMON STOCK

    The Company is authorized to issue 5,000 shares of Common Stock with a par value of $10.00. The Common Stock is divided into two classes, Class A and Class B ("Redeemable Common Stock"). The Company may issue up to 2,500 shares of each class of Common Stock. Class A common shareholders have the sole right to vote. The holders of Redeemable Common Stock have certain contractual redemption rights as described in the following paragraph. In all other respects, the Class A and Redeemable Common Stock have identical rights. The Company had 2,500 shares of Class A Common Stock issued and outstanding at December 31, 1994 and 1995 and September 30, 1996. There were 913, 975 and 1,064 shares of Redeemable Common Stock issued and outstanding at December 31, 1994 and 1995 and September 30, 1996, respectively.

    Redeemable Common Stock has been offered to key members of management under individual stock option agreements. The number of shares offered are determined by the Company's president based on the prior fiscal year's operating income and each individual's performance in that year. Options have been granted annually on April 1 and the individuals have 30 days to purchase the stock or the option expires. The purchase price is determined by a formula based on operating income. The stock is subject to a contractual obligation requiring mandatory redemption on the employees' termination at a price determined by the same formula used to determine the purchase price. The redemption price is payable over four years, however, it may be paid by lump sum at the Company's discretion.

    Certain shares of Redeemable Common Stock were issued within 12 months of the anticipated initial public offering date. As a result, the Company's December 31, 1995 balance sheet reflects a $770,000 liability for accrued compensation and benefits which was charged as an expense to selling, general and administrative expenses in 1995. This amount represents the excess of the fair value of the stock over its option price.

                        METRO INFORMATION SERVICES, INC.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following summarizes disclosures regarding the fair value of the Company's financial instruments at September 30, 1996:

    ACCOUNTS RECEIVABLE, LINE OF CREDIT FACILITIES, ACCOUNTS PAYABLE AND ACCRUED
     COMPENSATION AND BENEFITS

    The carrying amounts approximate fair value due to the short maturity of these instruments.

    NOTES RECEIVABLE--RELATED PARTIES

    The carrying amount approximates fair value, because the rates of interest on these notes approximate rates currently offered by lending institutions for loans of similar terms to individuals or companies with comparable credit risk.

(10) SUBSEQUENT EVENTS AND PRO FORMA BALANCE SHEET ADJUSTMENTS

    In anticipation of an initial public offering of Common Stock, the Company anticipates that the following corporate actions were taken or will be taken before or contemporaneously with the offering:

    SUBSEQUENT EVENTS

    RECAPITALIZATION

    On       , 1996, the Company's shareholders amended and restated the articles of incorporation. Under the amended and restated articles of incorporation, the Company authorized 1,000,000 shares of Preferred Stock, par value $0.01 and 50,000,000 shares of Common Stock with a par value of $0.01 per share, of which 49,000,000 shares are designated as Common Stock and 1,000,000 shares are designated as Nonvoting Common Stock. The Company's Board of Directors can issue shares of Preferred Stock and determine the stock's terms without obtaining shareholder approval. There are currently no issued or outstanding shares of Preferred Stock and the Company has no present plans to issue any shares of Preferred Stock.

    STOCK SPLIT

    On       , 199 , the Company authorized a       for 1 stock split effected
by means of a stock dividend. All share and per share data in these financial statements have been retroactively restated to reflect this stock split.

    CONVERSION OF NONVOTING COMMON STOCK

    The Company will convert all outstanding Nonvoting Common Stock to Common Stock.

    STOCK OPTION PLANS

    Incentive Stock Option Plan

    The Company expects to adopt the 1997 Employee Incentive Stock Option Plan which will provide for the grant of incentive stock options to purchase up to an
aggregate of       shares of Common Stock. Contemporaneous with the planned
initial public offering, certain employees of the Company will be

                        METRO INFORMATION SERVICES, INC.

(10) SUBSEQUENT EVENTS AND PRO FORMA BALANCE SHEET ADJUSTMENTS (CONTINUED) granted options to purchase shares of common stock at the initial public offering price. The Company expects each of such options will vest ratably over the five-year period following the completion of the planned initial public offering. The previous stock award agreements discussed in note 8 will be discontinued.

    Employee Stock Purchase Plan

    The Company expects to adopt the Metro Information Services, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). Before completion of this offering, no shares may be purchased under the Employee Stock Purchase
Plan. Under the Employee Stock Purchase Plan, an aggregate of       shares of
Common Stock may be purchased from the Company by the employees through payroll withholding pursuant to a series of offerings. All full-time employees who have met certain service requirements (as defined in the Employee Stock Purchase
Plan), except for employees who own Common Stock of the Company or options on such stock which represent more than 5% of Common Stock of the Company, will be eligible to participate. The purchase price of Common Stock may not be less than 85% of the fair market value of Common Stock on the date of the offering commencement or termination whichever is lower.

    Director Option Plan

    The Company expects to adopt a nonqualified stock option plan for the outside directors of the Company. These directors will be granted a non-statutory option for 3,000 shares of Common Stock on such Director's initial election as a Director and, at each annual meeting of shareholders thereafter such Director shall be granted an additional option for 1,000 shares of Common Stock. The options granted to outside directors will be immediately exercisable in full at a price equal to the fair market value of Common Stock on the date of grant. The options will expire ten years after the date of grant or one year after the outside director is no longer a director of the Company, whichever is earlier. The Company expects to reserve 50,000 shares for issuance under this plan.

    EMPLOYMENT AGREEMENTS

    Effective January 1, 1997, the Company expects to enter into employment agreements with the Company's five executive officers. The agreements will provide for an initial term of one year with total annual base salaries of $1,080,000 and automatically renew for successive one-year terms unless terminated by either party. The five executive officers will also entitled to a performance bonus up to approximately 50% of their base salary. The agreements also will contain a two-year non-competition provision following termination of employment.

    PRO FORMA BALANCE SHEET ADJUSTMENTS (SEE NOTE 1)

    The Company intends to: (i) distribute to its existing shareholders the aggregate undistributed amount of income that was allocated and taxed to them during the period the Company was an S corporation for income tax purposes; (ii) release all Redeemable Common Stock from any agreement requiring its redemption;
(iii) receive repayment of the note receivable from the majority shareholder; and (iv) terminate the Company's S corporation election effective as of January 1, 1997, resulting in the Company becoming a C corporation for all income tax purposes and the recognition of a net deferred tax asset.

                                     [MAP]

Artwork--inside back cover

--title: "Metro Information Services"

--sub-title: "An Information Technology Services Company"

--sub-title:"1300 Information Systems Consultants Serving Our Clients Through 23
            Offices"

[Map of the United States and Puerto Rico showing states and cities where the Company's 23 offices and headquarters are located.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................
Risk Factors...................................
Use of Proceeds................................
Prior S Corporation Status.....................
Dividend Policy................................
Dilution.......................................
Capitalization.................................
Selected Financial and Operating Data..........
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................
Business.......................................
Management.....................................
Principal and Selling Shareholders.............
Certain Transactions...........................
Description of Capital Stock...................
Shares Eligible for Future Sale................
Underwriting...................................
Legal Matters..................................
Experts........................................
Available Information..........................
Index to Financial Statements..................

                            ------------------------

    UNTIL       , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                        SHARES

                                     [LOGO]
                   AN INFORMATION TECHNOLOGY SERVICES COMPANY
                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS

                              --------------------

                              ROBERTW. BAIRD & CO.
       INCORPORATED

                              J.C. BRADFORD & CO.

                             THE ROBINSON-HUMPHREY
                                 COMPANY, INC.

                                        , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by the Company in connection with the sale of Common Stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

ITEM                                                                 AMOUNT
------------------------------------------------------------------  ---------
SEC Registration Fee..............................................  $  15,124
NASD Filing Fee...................................................      5,491
Nasdaq Listing Fee................................................     50,000
Blue Sky Fee and Expenses.........................................      *
Printing and Engraving Expenses...................................      *
Legal Fees and Expenses...........................................      *
Auditors' Fees and Expenses.......................................      *
Transfer Agent and Registrar Fees.................................      *
Miscellaneous Expenses............................................      *
                                                                    ---------
    Total.........................................................  $
                                                                    ---------
                                                                    ---------

------------------------

*   To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Articles contain provisions that govern indemnification of the Company's directors, officers, agents and employees. These provisions enable the Company to indemnify these individuals to the fullest extent permitted by Virginia law. By law, Virginia corporations may indemnify any person who was or is a party to any proceedings by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation in any such capacity of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if the individual acted in good faith and believed (i) in the case of conduct in the individual's official capacity with the Company, that the individual's conduct was in the best interests of the Company or, (ii) in all other cases, that the individual's conduct was at least not opposed to the best interests of the Company. In addition, in the case of any criminal proceeding, the individual must not have had reasonable cause to believe his conduct was unlawful. Virginia law requires the Company to indemnify its directors and officers (and allows the Company to indemnify employees or agents) who entirely prevail in the defense of any proceeding to which they were a party because they are or were directors or officers (or employees or agents) of the Company. Virginia law prohibits the Company from indemnifying directors and officers in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the Company, although the court in which such action was brought may order indemnification of the director or officer to the extent of his reasonable expenses if it determines that the director or officer is entitled to such indemnification. Virginia law also prohibits the Company from indemnifying directors and officers in connection with any other proceeding charging improper personal benefit to the director or officer (whether or not involving action in his official capacity) in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by him.

    Reference is made to the Underwriting Agreement (to be filed as Exhibit 1.1 hereto) which provides for indemnification arrangements by and among the Company, its directors or officers, the Underwriters and the Selling Shareholders in the offering of the Common Stock registered hereby, and each person, if any, who controls the Company, the Selling Shareholders or the Underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On or about May 1, 1994, 1995 and 1996, for a price per share of $3,994, $5,209 and $5,355, respectively, the Company sold an aggregate of 87, 69 and 89 shares, respectively, of non-voting common stock to a total of 24 employees of the Company and to Mr. Fain's sister, Cynthia L. Akins, as custodian for Mr. Fain's children under the Virginia Uniform Transfer to Minors Act.

    No underwriters were engaged in connection with the foregoing sale of securities. Such sales were made in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

  EXHIBIT
  NUMBER                                   DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement by and among Registrant and Selling Shareholders and the Underwriters.*
       3.1   Amended and Restated Articles of Incorporation of Registrant, as filed in Virginia on .*
       3.2   Amended and restated Bylaws of Registrant.*
       4.1   See Amended and Restated Articles of Incorporation of Registrant (included as
             Exhibit 3.1).*
       4.2   Specimen Stock Certificate.*
       5.1   Opinion of Clark & Stant, P.C., a Virginia professional corporation, as to the legality of the shares being registered.*
      10.1   Lease dated       between C-F Lynnhaven Associates and the Company for premises located at 607 Lynnhaven Parkway, Virginia Beach, Virginia 23450.*
      10.2   Registrant's Outside Directors Stock Plan and related form of subscription agreement.*
      10.3   Registrant's 1997 Stock Incentive Plan and related form of stock option agreement.*
      10.4   Registrant's 1997 Employee Stock Purchase Plan and related form of subscription agreement.*
      10.5   Accounts Receivable Management and Security Agreement dated as of February 29, 1996
             by and between       and Registrant.*
      10.6   Accounts Receivable Management and Security Agreement dated as of February 29, 1996
             by and between       and Registrant.*
      10.7   Accounts Receivable Management and Security Agreement dated as of February 29, 1996
             by and between       and Registrant.*
      10.8   Employment Agreement dated as of           between Registrant and John H. Fain.*
      10.9   Employment Agreement dated as of           between Registrant and Andrew J.
             Downing.*
     10.10   Employment Agreement dated as of           between Registrant and Frank B. Bracken,
             Jr.*
     10.11   Employment Agreement dated as of           between Registrant and Richard C.
             Jaeckle.*
     10.12   Employment Agreement dated as of           between Registrant and Kathleen A.
             Neff.*
     10.13   Lease dated           between          and the Company for premises located at
             Reflections II Office Building, Suite 300, 200 Golden Oak Court, Virginia Beach, VA
             23452.*
      11.1   Computation of Earnings Per Share.*
      15.1   Letter re unaudited interim financial information.*

  EXHIBIT
  NUMBER                                   DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------------------------
      23.1   Consent of KPMG Peat Marwick LLP., independent auditors.*
      23.2   Consent of Clark & Stant, P.C., a Virginia professional corporation (included in
             Exhibit 5.1).*
      27.1   Financial Data Schedule.

------------------------

*   To be filed by amendment.

    (b) Financial Statement Schedules.

    Schedule II, "Valuation and Qualifying Accounts."

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14 or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Company hereby undertakes to provide at the closing of this offering to the Underwriters specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, Commonwealth of Virginia on the 21st day of November, 1996.

                                METRO INFORMATION SERVICES, INC.

                                By:               /s/ JOHN H. FAIN
                                     -----------------------------------------
                                                    John H. Fain
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 21st day of November, 1996.

SIGNATURE                                  TITLE                    DATE
------------------------------  ---------------------------  -------------------

       /s/ JOHN H. FAIN         President and Sole Director
------------------------------    (Principal Executive        November 21, 1996
         John H. Fain             Officer)

     /s/ STEVEN A. LURUS        Director of Finance and
------------------------------    Treasurer                   November 21, 1996
       Steven A. Lurus

    /s/ ANDREW J. DOWNING       Executive Vice President
------------------------------                                November 21, 1996
      Andrew J. Downing

                                                                     SCHEDULE II

                        METRO INFORMATION SERVICES, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                        WRITE-OFF
                                             BALANCE AT                     OF       BALANCE AT
                                              BEGINNING   CHARGES TO   UNCOLLECTIBLE   END OF
                                              OF PERIOD     REVENUE      ACCOUNTS      PERIOD
                                             -----------  -----------  ------------  -----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:

Year ended December 31, 1993...............   $  43,687    $ 144,794    $  135,037    $  53,444

Year ended December 31, 1994...............      53,444       35,051        19,854       68,641

Year ended December 31, 1995...............      68,641       42,346        24,980       86,007

Nine months ended September 30, 1996.......      86,007       67,504        40,772      112,739